UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
HARRIS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919
September [18], 2008
Dear Fellow Shareholder:
      You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 24, 2008, starting at 11:45 a.m., local time.
      The accompanying Notice of the Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of the four nominees for director named in the accompanying Proxy Statement for three-year terms expiring in 2011;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2009;

•	approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250 million shares to 500 million shares;

•	approval of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Your Board of Directors unanimously believes that the election of its nominees for directors, the ratification of the appointment of our independent registered public accounting firm, the increase in the number of our authorized shares of common stock and the declassification of the Board of Directors are in the best interests of Harris and its shareholders. Accordingly, your Board of Directors recommends a vote FOR the election of its nominees for directors, FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2009, FOR the approval of an amendment to our Restated Certificate of Incorporation to increase the number of our authorized shares of common stock from 250 million shares to 500 million shares and FOR the approval of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors. These matters are discussed in greater detail in the accompanying Proxy Statement.
      Following the voting, I will report on our operations and future plans. There will also be an open discussion period during which your questions and comments will be welcome.
      The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed voting instruction card.

Cordially,

Howard L. Lance
Chairman, President and
Chief Executive Officer
YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE OR
COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of 2008
Annual Meeting of Shareholders
to be held on October 24, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON
OCTOBER 24, 2008:
The Proxy Statement and Annual Report to
Shareholders are available at
www.harris.com/proxy/2008
TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:
     NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 24, 2008, at 11:45 a.m., local time, for the following purposes:

1.	to elect as director the four nominees named in the accompanying proxy statement for three-year terms expiring at the 2011 Annual Meeting of Shareholders;

2.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2009;

3.	to approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250,000,000 shares to 500,000,000 shares;

4.	to approve an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors; and

5.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
     The accompanying proxy statement more fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.
     Only holders of common stock of record at the close of business on August 29, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required for admission to the Annual Meeting. For security purposes, however, you will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting. Packages, boxes, handbags and briefcases may be inspected.

By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and
Corporate Secretary
Melbourne, Florida
September [18], 2008
IMPORTANT NOTICE
Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote over the Internet or by telephone or by completing, signing, dating and promptly mailing the enclosed proxy card for which a postage-paid return envelope is provided.

HARRIS CORPORATION
2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Proxy Statement
for
2008 Annual Meeting of Shareholders
to be held on October 24, 2008

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Why am I receiving this
proxy statement?
      We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “we,” “our” or “us”) for use at the 2008 Annual Meeting of Shareholders to be held on October 24, 2008, and at any adjournments or postponements thereof.
      On September [18], 2008, we commenced mailing and made available electronically to our shareholders: (1) this proxy statement, (2) the accompanying proxy card and voting instructions, and (3) a copy of our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 27, 2008 and our audited financial statements.
What is a proxy?
      A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.
What is a proxy statement?
      This document is a proxy statement. It is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.
What is the purpose of the meeting?
      The purpose of the 2008 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) election of the four nominees for director named in this proxy statement for three-year terms expiring at the 2011 Annual Meeting of Shareholders; (2) ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; (3) approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250,000,000 shares to 500,000,000 shares; and (4) approval of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors. This proxy statement provides you with detailed information about each of these matters. In addition, management will report on our operations and respond to questions from shareholders.
What is a record date and
who is entitled to vote at the meeting?
      The record date for the shareholders entitled to vote at the 2008 Annual Meeting is August 29, 2008. The record date was established by our Board as required by Delaware law, the law of our state of incorporation. Owners of record of shares of Harris common stock at the close of business on the record date are entitled to receive notice of the 2008 Annual Meeting and to vote at the 2008 Annual Meeting and at any adjournments or postponements thereof. You may vote all shares that you owned on the record date.
How many shares can be voted and
what is a quorum?
      You are entitled to one vote for each share of Harris common stock that you owned as of the close of business on August 29, 2008. Only our common stock has voting rights. On the record date, there were 134,224,619 shares outstanding and entitled to vote at the 2008 Annual Meeting and approximately 6,537 holders of record.
      A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2008 Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the 2008 Annual Meeting, or 67,112,311 shares of common stock based on the record date of August 29, 2008, will constitute a quorum to hold the 2008 Annual Meeting. If you grant your proxy over the Internet, by telephone or by proxy card, your shares will be considered present at the 2008 Annual Meeting and counted toward the quorum.
What different methods can I
use to vote?
      You have a choice of voting:
       • Over the Internet;
       • By telephone;
       • By mail; or
       • In person at the Annual Meeting.
      Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.
      If you vote over the Internet or by telephone, you should not return your proxy card.
What is the difference between
a “record holder” and an owner
holding shares in “street name”?
      If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, BNY Mellon Shareowner Services. If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.
How do I vote if my shares are
held in my name?
Voting over the Internet
      Voting over the Internet is easy and fast and is available 24 hours a day. Read your proxy/voting instruction card and follow the directions. You will be able to confirm that the system has properly recorded your vote. This vote will be counted immediately, and there is no need to send your proxy card.
Voting by telephone
      Voting by telephone is also simple and fast and is available 24 hours a day. Call the toll-free telephone number on your proxy/voting instruction card and listen for further directions. To respond to the questions, you must have a touch-tone phone and need to have your proxy/voting instruction card in hand. The telephone voting system allows you to verify that the system has properly recorded your vote. This vote will be counted immediately, and there is no need to send your proxy card.
Voting by mail
      If you are a shareholder of record, you can save us expense by voting over the Internet or by telephone. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided.
Voting in person at the meeting
      If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting a valid, government-issued photo identification, such as a driver’s license or passport, and evidence of your share ownership.
How do I vote if my shares are
held in “street name”?
Voting over the Internet, by telephone or by mail
      If your shares are held in the name of your broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.
Voting in person at the meeting
      If your shares are held in the name of your broker, bank or other nominee and if you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership with you to the Annual Meeting.
Can I revoke my proxy or change my vote?
      As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Corporate Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.
      If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.
What are my voting choices and
what is the required vote on the matters proposed?
      By giving us your proxy, you authorize Harris management to vote your shares at the 2008 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.
Proposal 1: Election of Directors
      With respect to the proposal to elect four nominees for director, you may:

•	Vote “For” the election of a nominee for director named in this proxy statement;

•	Vote “Against” the election of a nominee for director named in this proxy statement; or

•	“Abstain” from voting for one or more of the nominees named in this proxy statement.
      Pursuant to our By-Laws and Corporate Governance Principles, the voting standard for the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. We have nominated four directors for election at the 2008 Annual Meeting, and because we did not receive advance notice under our By-Laws of any shareholder nominees for directors, the 2008 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall make a recommendation to the Board regarding action to be taken with respect to such offer to resign. If the Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected or until his or her prior resignation, death or removal. For additional information regarding the majority voting standard, see “Majority Voting for Directors” on page 18.
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
      With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.
      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009. Abstaining from voting on this matter will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.
Proposal 3: Approval of Amendment to Restated Certificate of Incorporation to Increase Number of Authorized Shares of Harris Common Stock from 250,000,000 Shares to 500,000,000 Shares
      With respect to the proposal to approve the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250,000,000 shares to 500,000,000 shares, you may:

•	Vote “For” approval of the amendment;

•	Vote “Against” approval of the amendment; or

•	“Abstain” from voting on the proposal.
      The affirmative vote of a majority of the outstanding shares of our common stock as of the record date of August 29, 2008, or 67,112,311 shares of common stock based on 134,224,619 outstanding shares of common stock as of August 29, 2008, will be required to approve the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock. Abstaining from voting on this proposal will have the effect of a vote against approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock.
Proposal 4: Approval of Amendment to Restated Certificate of Incorporation to Declassify the Board of Directors
      With respect to the proposal to approve the amendment to our Restated Certificate of Incorporation to declassify the Board of Directors, you may:

•	Vote “For” approval of the amendment;

•	Vote “Against” approval of the amendment; or

•	“Abstain” from voting on the proposal.
      The affirmative vote of a majority of the outstanding shares of our common stock as of the record date of August 29, 2008, or 67,112,311 shares of common stock based on 134,224,619 outstanding shares of common stock as of August 29, 2008, will be required to approve the amendment to our Restated Certificate of Incorporation to declassify the Board of Directors. Abstaining from voting on this proposal will have the effect of a vote against approval of the amendment to our Restated Certificate of Incorporation to declassify the Board of Directors.
How do I vote shares held in
the Harris Retirement Plan?
      If you are a participant in the Harris Retirement Plan (“Retirement Plan”) and you own shares of Harris common stock through the Retirement Plan, the proxy/voting instruction card sent to you will also serve as a voting instruction card to the trustee of the Retirement Plan for all shares of Harris common stock you own through the Retirement Plan. If you do not provide voting instructions for such shares, as directed by the terms of the Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.
How do I vote shares held in the Harris Dividend Reinvestment Plan?
      If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by Mellon Bank, N.A., your proxy/voting instruction card covers the Harris common stock held in your DRIP account. Mellon Bank, N.A., as the DRIP administrator, is the shareholder of record of Harris common stock owned through the DRIP and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using your proxy card.

What are the Harris Board’s voting recommendations and what happens if I return an unmarked proxy card?
      If you return your proxy card with no votes marked, your shares will be voted as recommended by the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of all four of the nominees for director named in this proxy statement (see Proposal 1);

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009 (see Proposal 2);

•	FOR the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250,000,000 shares to 500,000,000 shares (see Proposal 3); and

•	FOR the approval of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors (see Proposal 4).
      With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted as determined at the discretion of the proxy holders.
How will my shares be voted if I do not provide instructions to my broker?
      It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (“NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Under NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the election of directors in an uncontested election, the ratification of the appointment of an independent registered public accounting firm, an increase in the number of authorized shares of common stock if, as in our case, there are no specific plans for the increased number of shares and the declassification of the Board. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee has the discretion to vote your shares on all proposals described in this proxy statement.
What does it mean if I receive more
than one proxy card?
      If you receive more than one proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is BNY Mellon Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.melloninvestor.com.
Who pays for the solicitation of proxies?
      We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.
May I access this year’s proxy statement and annual report over the Internet?
      The notice of Annual Meeting, proxy statement and our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 27, 2008, are available by accessing our website, at www.harris.com/proxy/2008.
Webcast of the
Annual Meeting of Shareholders
      Our 2008 Annual Meeting of Shareholders will be webcast live on October 24, 2008. You may visit the Investor Relations section of our website at www.harris.com/investor-relations.html, to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions or vote your shares via the webcast. A replay of the webcast also will be available on our website through November 22, 2008. The information contained on our website is not incorporated by reference into this proxy statement.
Who will tabulate and oversee the vote?
      Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate and oversee the vote.
Do I need an admission ticket to
attend the Annual Meeting?
      No ticket is required for admission to the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport. For the safety of attendees, all packages, boxes, handbags and briefcases are subject to inspection.
Where can I find the voting results
of the Annual Meeting?
      We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009, which we will file with the Securities and Exchange Commission (the “SEC”) and make available on the investor relations section of our website at www.harris.com/investor-relations.html.
Two-for-One Stock Split
      On February 25, 2005, our Board approved a two-for-one stock split of our common stock (the “Stock Split”). The Stock Split was effected in the form of a 100 percent stock dividend distributed on March 30, 2005 to shareholders of record on March 14, 2005. All references to share amounts, number of options and per share amounts in this proxy statement have been retroactively restated to reflect the effect of the Stock Split for all periods prior to the Stock Split.

PROPOSAL 1: ELECTION OF DIRECTORS — TERMS EXPIRING IN 2011
      Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than thirteen directors, the exact number of directors to be determined from time to time by the Board. The authorized number of directors is presently fixed at eleven. Our Restated Certificate of Incorporation also classifies our Board into three classes of approximately equal size with three-year terms of office ending in different years.
      This year, the terms of Ms. Katen and Messrs. Hay, Kaufman and Tookes expire at the 2008 Annual Meeting. Based upon the recommendation of our Corporate Governance Committee, Ms. Katen and Messrs. Hay, Kaufman and Tookes have each been nominated by the Board for a new three-year term expiring at the Annual Meeting of Shareholders in 2011. The current terms of our other directors will expire at subsequent Annual Meetings of Shareholders in 2009 or 2010, as the case may be. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.
      Proposal 4 below sets forth the recommendation of our Board of Directors to have directors elected on an annual basis instead of for three-year terms. If Proposal 4 is approved by our shareholders, then beginning with the 2009 Annual Meeting, incumbent directors whose terms are expiring, as well as new directors, will be subject to election annually for one-year terms.
      Proxies will be voted for the election of each of Ms. Katen and Messrs. Hay, Kaufman and Tookes to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2011, unless otherwise specified in the proxy/voting instruction card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, proxies voting for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may reduce the number of directors.
      None of our directors, including each of the nominees, is related to any other director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.
      Biographical summaries of the nominees and of our continuing directors appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by them as of July 25, 2008 is set forth in the table on page 23.

NOMINEES UP FOR ELECTION —
TERMS EXPIRING IN 2011
Lewis Hay III, 52, is Chairman and Chief Executive Officer of FPL Group, Inc., a public utility holding company, and is Chairman of both Florida Power and Light Company and FPL Energy, LLC. He joined FPL Group in 1999 as Vice President, Finance and Chief Financial Officer. From March 2000 until December 2001, he served as President of FPL Group’s competitive energy subsidiary, FPL Energy, LLC. He was named President and Chief Executive Officer of FPL Group in June 2001 and relinquished the title of President in December 2006. He was named Chairman in January 2002.
Mr. Hay has been a member of our Board since February 2002 and is Chairperson of the Corporate Governance Committee and a member of the Audit Committee.
In addition to being a director of FPL Group, Mr. Hay is also a director of Capital One Financial Corporation, Chairman of the Board of the Institute of Nuclear Power Operations, a director of the Florida Council of 100, a member of the Business Roundtable and a member of the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University.
Karen Katen, 59, is a senior advisor to Essex Woodlands Health Ventures, a healthcare-based venture capital firm. She joined Essex Woodlands in October 2007. Ms. Katen is currently also Chairman of the Pfizer Foundation, a charitable foundation affiliated with Pfizer Inc. devoted to supporting healthcare access, education and community outreach initiatives around the world. Ms. Katen retired in March 2007 as Vice Chairman of Pfizer Inc., a research-based, global pharmaceutical company. Ms. Katen joined Pfizer in 1974 and held a series of management positions including serving as President of Pfizer Human Health, the company’s principal operating group.
Ms. Katen has been a member of our Board since December 1994 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.
Ms. Katen is also a director of General Motors Corporation, The Home Depot, Inc. and Air Liquide. In addition, she serves on the Catalyst Board, the RAND Corporation’s Health Board of Advisors, ARMGO Pharmaceuticals and the Economic Club of New York Trustees. Ms. Katen is a trustee for the University of Chicago and is a council member of the Graduate School of Business at the University of Chicago.
Stephen P. Kaufman, 66, has been a Senior Lecturer of Business Administration at the Harvard Business School since January 2001. He is retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, peripherals and components. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired as Chief Executive Officer in June 2000 and reassumed that position in June 2002 on an interim basis until September 2002.
Mr. Kaufman has been a member of our Board since December 1999 and is Chairperson of the Management Development and Compensation Committee and a member of the Finance Committee.
Mr. Kaufman is also a director of KLA-Tencor Corporation and Thermo Fischer Scientific Inc.
Hansel E. Tookes II, 60, retired from Raytheon Company, a company engaged in defense and government electronics, space, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.
Mr. Tookes has been a member of our Board since April 2005 and is a member of the Audit Committee and the Business Conduct and Corporate Responsibility Committee.
Mr. Tookes is also a director of BBA Aviation plc, Corning Incorporated, FPL Group, Inc. and Ryder System, Inc.
Recommendation Regarding Proposal 1
     To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors since only votes cast “For” or “Against” a nominee will be counted.
     Our Board of Directors recommends that you vote FOR the election of each of the nominees in this uncontested election.

CURRENT DIRECTORS NOT UP FOR ELECTION
     Biographical summaries of our current directors whose terms continue to run until the 2009 or 2010 Annual Meeting of Shareholders appear below.
Terms Expiring in 2009
Terry D. Growcock, 62, is retired Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007, but still serves as Chairman of its Board.
Mr. Growcock has been a member of our Board since August 2005 and is a member of the Corporate Governance Committee and the Management Development and Compensation Committee.
In addition to being a director for Manitowoc, Mr. Growcock is also a director of Bemis Manufacturing Company and Harsco, Inc., and an advisory member of the Kelley School of Business at Indiana University.
Leslie F. Kenne, Lieutenant General USAF (Ret.), 60, retired in September 2003 from the U.S. Air Force, where she had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Following her retirement from the U.S. Air Force, Ms. Kenne became President of The Kenne Group, a private independent consulting firm for various defense companies and/or agencies.
Ms. Kenne has been a member of our Board since April 2004 and is Chairperson of the Business Conduct and Corporate Responsibility Committee and a member of the Corporate Governance Committee.
Ms. Kenne is also a director of Unisys Corporation.
David B. Rickard, 61, is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management. He has held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.
Mr. Rickard has been a member of our Board since October 2001 and is Chairperson of the Audit Committee and a member of the Finance Committee.
Mr. Rickard is also a director of Jones Lang LaSalle Incorporated.
Gregory T. Swienton, 58, is Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.
Mr. Swienton has been a member of our Board since February 2000 and is Chairperson of the Finance Committee and a member of the Business Conduct and Corporate Responsibility Committee.
In addition to being a director for Ryder System, he is also on the Board of Trustees of St. Thomas University in Miami, Florida.

Terms Expiring in 2010
Howard L. Lance, 52, is our Chairman, President and Chief Executive Officer. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc.
Mr. Lance has been a member of our Board since January 2003.
Mr. Lance is also a director of Harris Stratex Networks, Inc. and Eastman Chemical Company and serves on the Board of Trustees of the Aerospace Industries Association, the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100, the United Way of Brevard County and the Florida Institute of Technology.
Thomas A. Dattilo, 57, is Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm. Prior to joining Cerberus in June 2007, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of passenger and truck tires.

He joined Cooper in January 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from April 2000 until August 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.
Mr. Dattilo has been a member of our Board since August 2001 and is a member of the Audit Committee and the Corporate Governance Committee.
Mr. Dattilo is also a director of Alberto-Culver Company. He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance.
Dr. James C. Stoffel, 62, is a retired Senior Vice President, Chief Technical Officer, and Director of Research and Development of Eastman Kodak Company, a film and digital imaging company. He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President, Director Electronic Imaging Products Research and Development and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology.
Dr. Stoffel has been a member of our Board since August 2003 and is a member of the Finance Committee and the Management Development and Compensation Committee.
Dr. Stoffel is also a director of Harris Stratex Networks, Inc. and a trustee of the George Eastman House museum. He serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is a member of the advisory board of ASTRI, Hong Kong.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board of Directors
      Our business, property and affairs are managed under the direction of our Board. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of the Board and its committees.
Corporate Governance Principles
      Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Principles which trace their history to 1960 and which have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including board composition, director independence, selection of Board nominees, Board membership criteria, majority voting for directors, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of our Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Principles is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.
Director Independence
      The NYSE listing standards and our Corporate Governance Principles require us to have a board of directors with at least a majority of independent directors. Our Board has, and has had for many years, a substantial majority of independent directors. Our Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.
      For a director to be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with us other than as a director that will impair the director’s independence. A director will not be independent if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•	the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Harris; or

•	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives serve on that company’s compensation committee; or

•	the director was an executive officer or employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

      The Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of Harris is an executive officer or an employee, or an immediate family member of a director of Harris is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable; or

•	if a director of Harris or an immediate family member of a director of Harris is an executive officer of another company which is indebted to, or to which Harris is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer; or

•	if a director of Harris is an executive officer of another company in which Harris owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of such other company; or

•	if a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues; or

•	the ownership of Harris shares by a director or a director’s immediate family members.
      Pursuant to our Corporate Governance Principles, the Board undertook its annual review of director independence in August 2008, which included a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that all of our directors (including each nominee for election), with the exception of Mr. Lance, our Chairman, President and Chief Executive Officer, are independent and have no direct or indirect material relationship with Harris other than as a director that will impair the director’s independence.
Related Person Transaction Policy
      In August 2007, our Board approved a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors, executive officers and their related interests. This policy supplements the conflicts of interest policies set forth in our Standards of Business Conduct and our Directors’ Standards of Business Conduct and our other internal procedures. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by the Corporate Governance Committee. The Corporate Governance Committee may approve or ratify related person transactions if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and its shareholders. This may include situations where we provide or receive products or services to or from related persons on an arm’s length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of the Corporate Governance Committee.
      Under the policy, and consistent with SEC regulations, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires each director and executive officer annually to complete a questionnaire to identify their related interests and persons, and to notify us of changes in that information. Before entering into a proposed related person transaction, the related person or business area of Harris is requested to notify our Corporate Secretary of the facts and circumstances of the potential transaction. If the Corporate Secretary determines the proposed transaction is a related person transaction, it shall be submitted to the Corporate Governance Committee for review and consideration. A related person transaction entered into without the Corporate Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to the Corporate Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy.
      Fidelity Investments Institutional Operations Company, Inc., a subsidiary of FMR LLC (“FMR”), has provided services to us in connection with the administration of our Retirement Plan. During fiscal 2008 the total amount of expenses directly incurred by us for these services was $68,832. In addition, during fiscal 2008 participants in the Retirement Plan incurred expenses of $1,266,283 for plan administration and recordkeeping services. Pyramis Global Trust Company, a subsidiary of FMR, provided asset management services for our Retirement Plan for which participants paid $279,800 in fiscal 2008. Based on its holdings reported on a Schedule 13G/ A filed with the SEC, FMR beneficially owned more than five percent of our common stock as of July 25, 2008.
Board Meetings and Attendance
      General. In fiscal 2008, our Board held six regular meetings and seven special meetings, and the standing committees of our Board met a total of 24 times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. All of the directors taken together attended an average of 96% of such meetings of the Board and committees on which they serve.
      Attendance at Annual Meetings of Shareholders. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend the Annual Meeting of Shareholders. Ten of our eleven Board members attended the 2007 Annual Meeting of Shareholders.
Executive Sessions of Outside Directors
      Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of non-management directors are provided for in the agenda for each regularly scheduled Board meeting. Our Board has implemented a system to rotate annually the Board member who chairs these executive sessions of non-management directors among the chairpersons of each of our five standing committees, in alphabetical order by committee name.
Board Committees and Committee Charters
      Currently our Board has five standing committees to assist in the discharge of its responsibilities. These committees are the Audit Committee, the Business Conduct and Corporate Responsibility Committee, the Corporate Governance Committee, the Finance Committee, and the Management Development and Compensation Committee. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at www.harris.com/harris/cg/. The charter of each of the Audit Committee, Corporate Governance Committee and Management Development and Compensation Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements with respect to the charters of the Business Conduct and Corporate Responsibility Committee or the Finance Committee. Copies of all such charters and our Corporate Governance Principles are also available to shareholders free of charge upon written request to our Corporate Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each committee are summarized below.

Audit Committee
      The Audit Committee assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm and our internal audit function.
      The purposes and responsibilities of the Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing our independent registered public accounting firm;

•	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•	Reviewing and discussing with our independent registered public accounting firm and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing the process by which management of Harris assesses and manages exposure to risk;

•	Reviewing and discussing our earnings press releases and the types of financial information and guidance provided by us; and

•	Reviewing and discussing with our independent registered public accounting firm and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in our Quarterly Reports on Form 10-Q, and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.
      Our Board has determined in its business judgment that each member of the Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.
      Our Board has also determined in its business judgment that each of the members of the Audit Committee satisfies the “financial literacy” requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of the Audit Committee, satisfies the “audit committee financial expert” criteria as that term is defined by regulation of the SEC and that he is independent of Harris.
      The Audit Committee held ten meetings during the past fiscal year, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.
Business Conduct and Corporate Responsibility Committee
      The purposes and responsibilities of the Business Conduct and Corporate Responsibility Committee include:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•	Reviewing and acting, as appropriate, concerning strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.

      The Business Conduct and Corporate Responsibility Committee held two meetings during the past fiscal year.
Corporate Governance Committee
      The purposes and responsibilities of the Corporate Governance Committee include:

•	Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles;

•	Developing, reviewing and recommending director compensation, perquisites and benefit plans;

•	Recommending standing committees of our Board and committee assignments;

•	Reviewing the functions of committees of our Board and recommending changes as deemed appropriate;

•	Setting meeting schedules for our Board and recommending meeting schedules for the Board’s committees;

•	Reviewing and approving related person transactions in accordance with relevant policies; and

•	Facilitating our Board’s evaluation of its effectiveness.
      For additional information regarding the role of the Corporate Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement.
      Our Board has determined in its business judgment that each member of the Corporate Governance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Corporate Governance Committee held three meetings during the past fiscal year.
Finance Committee
      The Finance Committee is authorized to review periodically our financial position, capital structure, working capital, capital transactions, debt ratings, and bank and lender relationships, and the financial and investment aspects of our benefit plans. The Finance Committee also reviews our dividend policy, capital asset plan and share repurchase policy and makes recommendations to our Board relating to such plan or policies. Our Board has determined in its business judgment that each member of the Finance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Finance Committee held two meetings during the past fiscal year.
Management Development and Compensation Committee
      The purposes and responsibilities of the Management Development and Compensation Committee include:

•	Reviewing and evaluating plans for our management training and development and organizational structure, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals, and together with all independent directors of our Board, determining and approving our Chief Executive Officer’s annual salary, cash and stock incentives and other benefits based on this evaluation;

•	Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of a corporate officer (together, in the case of our Chief Executive Officer, with all independent directors of our Board);

•	Administering our stock-based compensation plans;

•	Reviewing and discussing the “Compensation Discussion and Analysis” section of this proxy statement with our management and making a recommendation to our Board on the inclusion of the “Compensation Discussion and Analysis” section in this proxy statement; and

•	Having the authority to retain and terminate compensation consultants, including the authority to approve such consultants’ fees and other retention terms.
      For additional information regarding the role of the Management Development and Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.
      Our Board has determined in its business judgment that each member of the Management Development and Compensation Committee is independent under the rules of the NYSE and our Director Independence Standards. The Management Development and Compensation Committee held seven meetings during the past fiscal year.
Committee Membership
      The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Management
	Business Conduct and			Development
Audit	Corporate Responsibility	Corporate Governance	Finance	and Compensation

David B. Rickard Thomas A. Dattilo Lewis Hay III Hansel E. Tookes II	Leslie F. Kenne Karen Katen Gregory T. Swienton Hansel E. Tookes II	Lewis Hay III Thomas A. Dattilo Terry D. Growcock Leslie F. Kenne	Gregory T. Swienton Stephen P. Kaufman David B. Rickard Dr. James C. Stoffel	Stephen P. Kaufman Terry D. Growcock Karen Katen Dr. James C. Stoffel
Director Retirement
      It is our policy that a director will retire from our Board effective at the end of the month in which he or she reaches age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting at which such director would stand for re-election, such director shall not stand for re-election. A director is also expected to tender automatically his or her resignation in the event of retirement or other significant change in status from the employment position held when last elected or appointed to our Board, and our Board will then determine whether such director’s continued Board membership is in the best interest of Harris and our shareholders, free from conflicts of interest and otherwise appropriate.
Communications with Members of our
Board of Directors
      General. Shareholders and other interested persons wishing to communicate directly with our Board may do so by sending an e-mail message to the Board member then presiding over the meetings of our non-management directors — referred to as our “Presiding Independent Director” — at presiding.director@harris.com. Communications sent by e-mail will go simultaneously to the Presiding Independent Director and also to our Corporate Secretary. Shareholders and others may also write to the Presiding Independent Director, c/o Corporate Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Corporate Secretary will review any such written communications and if they are related to the duties and responsibilities of our Board and its committees, they will be forwarded to the Presiding Independent Director. Our Corporate Secretary will periodically provide our Board a summary of all written communications received that were not forwarded because they were unduly hostile, threatening, illegal or similarly inappropriate and will make them available to our Board upon request. Advertisements, solicitations or “spam” and other similar communications will not be forwarded to the directors. The Presiding Independent Director will determine whether communications should be sent to our full Board or a committee.
      Accounting, Internal Control or Auditing Matters. Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal control or auditing matters. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Vice President, Internal Audit and Compliance or the Director of Business Conduct or certain other individuals, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with concerns or complaints may contact our Vice President, Internal Audit and Compliance or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida, 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee.
Standards of Business Conduct
      All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws, corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including employment issues, confidentiality, environmental, health and safety, insider trading, corporate opportunities, antitrust, export control, boycotts, government contracts, international business practices, entertainment and gifts, and use of company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business conduct policies.
      Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at www.harris.com/business-conduct and are also available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct will be posted on our website within four business days following such amendment or waiver.
Director Nomination Process and Criteria
      Our Board is responsible for approving nominees to stand for election as directors. The Corporate Governance Committee assists the Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.
      It is a long-standing policy of our Board to consider director nominees submitted by shareholders. A shareholder who wishes to recommend a nominee for the Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. The required information should be sent to our Corporate Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. The Corporate Secretary will forward properly submitted shareholder-proposed nominations to the Chairperson of the Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals proposed by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner as it evaluates other proposed nominees.
      In addition to proposing nominees for consideration to the Corporate Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed on page 64 under “Shareholder Proposals for the 2009 Annual Meeting of Shareholders.” The Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors up for re-election. Pursuant to this process, prior to the annual meeting of shareholders at which an individual director’s term will expire, such director meets with our Chairman and also with the Chairperson of the Corporate Governance Committee to discuss participation on our Board and its committees and other relevant matters. In addition, the Corporate Governance Committee reviews such director’s attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.
      Our Corporate Governance Principles contain Board membership criteria that apply to nominees for a position on our Board. Our Board, based upon the recommendation of the Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is identified by the Corporate Governance Committee, by shareholders or otherwise), will select new nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Giving due consideration to potential conflicts of interest, current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our businesses;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	Compatability of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background and experience.
      Our Corporate Governance Committee has from time to time retained a third-party search firm to assist in identifying and evaluating potential nominees.
Majority Voting for Directors
      In February 2007, our Board amended our By-Laws and Corporate Governance Principles to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.
      To be elected in an uncontested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on an uncontested election of directors since only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event our Board shall take action as promptly as practicable. Our Board will also promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of our Board.
      The election for directors at the 2008 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.
DIRECTOR COMPENSATION AND BENEFITS
      Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and liability associated with serving on the board of a public company.
      The form and amount of director compensation is periodically reviewed and assessed by the Corporate Governance Committee. The Corporate Governance Committee reviews data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is provided by compensation consultants, including Towers Perrin LLP. Changes to director compensation, if any, are recommended by the Corporate Governance Committee to our Board for action. Employee directors are not compensated for service as a director.
Retainer and Attendance Fees
      Directors who are not employees of Harris currently receive the following fees, as applicable, for their services on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as the Chairperson of each standing committee of our Board other than the Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each standing committee of our Board and for attendance at any other event for or on our behalf.
      The cash retainer payable for a quarter shall be pro-rated, based upon period of service if a director does not serve on the Board for the entire quarter.
Equity Awards and Deferred Compensation
      Under the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “Directors’ Deferred Compensation Plan”), on January 1, April 1, July 1 and October 1 of each year, we credit each non-employee director’s account with a number of Harris stock equivalent units having a fair market value equal to $24,000 (for an annual rate of $96,000), which amount may be changed from time to time by our Board. In August 2008, on the recommendation of the Corporate Governance Committee, the Board approved a $2,500 increase in this quarterly amount to $26,500 (for an annual rate of $106,000), such increase to be effective January 1, 2009.
      In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004 no further deferrals of director compensation were permitted and no further annual awards were made under the 1997 Directors’ Plan.
      Amounts deferred at the election of a non-employee director under such plans are invested in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based upon the fair market value of Harris common stock on the date of deferral. Such Harris stock equivalent units are equivalent in value to shares of our common stock. A non-employee director may not transfer or reallocate amounts deferred into other investments into Harris stock equivalent units. Amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives provided director minimum stock ownership guidelines are satisfied. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement or death. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date.
      A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within five years after his or her resignation or retirement, or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after a director’s resignation or retirement, provided that all amounts are fully paid within ten years after resignation or retirement.

      Within 90 days of a change in control and to the extent permitted by the regulations adopted under the American Jobs Creation Act of 2004, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her deferred accounts.
      Amounts credited to directors’ accounts in the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors, and directors are treated as our unsecured general creditors.
Reimbursement, Insurance and Charitable Gift Matching
      We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses. In addition, we provide each non-employee director with accidental death and dismemberment insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance and the total aggregate premiums for coverage for all non-employee directors during fiscal 2008 was $312. We also provide liability insurance coverage for all of our directors and officers.
      Non-employee directors may participate in the Harris Foundation charitable gift matching program available to all employees, where the Harris Foundation matches contributions to eligible post-secondary educational institutions and charitable organizations up to an annual maximum of $10,000 per employee or director.
Fiscal 2008 Compensation of Non-Employee Directors
      The following table sets forth information regarding compensation to each of our non-employee directors for fiscal 2008. We do not currently have a non-equity incentive plan or pension plan for directors.

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	$(1)	$(2)	$(3)	$(4)	$(5)	$

Thomas A. Dattilo	$105,000	$96,000	$2,703	$0	$0	$203,703

Terry D. Growcock	$101,000	$96,000	$0	$0	$10,000	$207,000

Lewis Hay III	$110,000	$96,000	$2,703	$0	$10,000	$218,703

Karen Katen	$95,000	$96,000	$2,703	$0	$10,000	$203,703

Stephen P. Kaufman	$102,000	$96,000	$2,703	$0	$10,000	$210,703

Leslie F. Kenne	$90,000	$96,000	$2,703	$0	$0	$188,703

David B. Rickard	$113,000	$96,000	$2,703	$0	$0	$211,703

Dr. James C. Stoffel	$97,000	$96,000	$2,703	$0	$145,500	$341,203

Gregory T. Swienton	$92,000	$96,000	$2,703	$0	$10,000	$200,703

Hansel E. Tookes II	$107,000	$96,000	$0	$0	$0	$203,000

(1)	Amounts shown in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in fiscal 2008 in respect of Board and committee retainers and meeting fees and includes amounts that may have been deferred at the director’s election and credited to accounts in our Directors’ Deferred Compensation Plan.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), for fiscal 2008 with respect to the Harris stock equivalent units awarded to each director in fiscal 2008 and credited to each such director’s account under the Directors’ Deferred Compensation Plan as described above. Under FAS 123R, the fair value of these stock awards is determined as of the grant date using our closing market price on the date of grant. Since these grants of deferred units are not subject to a vesting requirement or risk of forfeiture, the full fair value was recognized as an expense at the time of award in fiscal 2008. These amounts reflect our accounting for these stock equivalent unit awards and do not correspond to the actual values that may be recognized by the directors.

As of June 27, 2008, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Thomas A. Dattilo — 14,944 units; Terry D. Growcock — 5,681 units; Lewis Hay III — 28,942 units; Karen Katen — 52,672 units; Stephen P. Kaufman — 17,108 units; Leslie F. Kenne — 7,584 units; David B. Rickard — 25,437 units; Dr. James C. Stoffel — 9,666 units; Gregory T. Swienton — 40,122 units; and Hansel E. Tookes II — 6,653 units.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2008 with respect to stock options granted in October 2004. The use of stock options as an element of compensation for our directors was discontinued in December 2004. The assumptions used for the valuations are set forth in Note 14 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 27, 2008. Options previously awarded to our non-employee directors are nonqualified for tax purposes. Such options were priced using the closing market price of our stock on the date of grant. All such options became fully vested in accordance with their terms on October 22, 2007. Options granted to non-employee directors expire no later than ten years after the date of grant. These amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be recognized by the directors.

As of June 27, 2008, the following directors held the following aggregate number of outstanding stock options: Thomas A. Dattilo — 5,000; Lewis Hay III — 16,000; Karen Katen — 24,408; Stephen P. Kaufman — 5,000; Leslie F. Kenne — 8,000; David B. Rickard — 16,000; and Dr. James C. Stoffel — 12,000.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)	As noted above, non-employee directors may participate in our charitable gift matching program up to an annual limit of $10,000 per director. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed. The amounts shown for Mr. Growcock, Mr. Hay, Ms. Katen, Mr. Kaufman and Mr. Swienton represent the amount of charitable gift matching payments made during fiscal 2008.

The amount shown for Dr. Stoffel reflects fees in the total amount of $143,000 paid to him during fiscal 2008 as a non-employee director of Harris Stratex Networks, Inc., a publicly-traded, majority-owned subsidiary of ours of which we currently own approximately 56% of the outstanding shares, and $2,500 of charitable gift matching payments made during fiscal 2008. Dr. Stoffel serves on the Harris Stratex Networks board as one of our nominees. The Compensation Committee of the Harris Stratex Networks Board is authorized to determine the compensation for its non-employee directors. During fiscal 2008, Dr. Stoffel received $68,000 for board and committee retainer and attendance fees and $75,000 in stock awards for service as a non-employee director of Harris Stratex Networks, as calculated in accordance with SEC rules.
Stock Ownership Guidelines for Non-Employee Directors
      To further align the interests of members of our Board and shareholders, our Board has previously approved stock ownership guidelines for our non-employee directors. In August 2008, on the recommendation of the Corporate Governance Committee, the Board increased the stock ownership guidelines from four times the basic annual retainer to five times the basic annual retainer. As a result, our directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of $275,000 (based upon the current $55,000 basic annual retainer). As of September [18], 2008, all of our non-employee directors met the increased stock ownership guidelines.
Indemnification
      We have entered into indemnification agreements with each of our directors and Board- elected officers, including the executive officers named in the Summary Compensation Table on page 39. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us.
      Under the indemnification agreements, each director or officer will continue to be indemnified with respect to suits or proceedings arising from his or her service to us, even after ceasing to occupy a position as an officer, director, employee or agent of Harris.

OUR LARGEST SHAREHOLDERS
      The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than five percent of our common stock. The following table sets forth as of July 25, 2008 the beneficial ownership of our common stock by each person who has reported to the SEC beneficially owning more than five percent of our common stock, based on the reports filed by these persons.

	Amount and
Name and Address of	Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

FMR LLC	13,021,653 (1)	9.50%	(1)
82 Devonshire Street Boston, Massachusetts 02109
Bank of America Corporation	8,198,485 (2)	5.98%	(2)
100 North Tyson Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255

(1)	Beneficial and percentage ownership information is based on information contained in Amendment No. 6 to Schedule 13G filed with the SEC on February 13, 2008 by FMR LLC, successor to FMR Corp., on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of our common stock: (a) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owned 9,756,389 shares (for which Edward C. Johnson 3d and FMR LLC had sole dispositive power); (b) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owned 1,447 shares; (c) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, beneficially owned 14,200 shares (for which Edward C. Johnson 3d and FMR LLC had sole dispositive power and sole voting power); (d) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, beneficially owned 245,800 shares (for which Edward C. Johnson 3d and FMR LLC had sole dispositive power over 245,800 shares and sole voting power over 224,200 shares); and (e) Fidelity International Limited (“FIL”), a separate corporate entity from FMR LLC, beneficially owned 3,003,817 shares (for which FIL had sole dispositive power over 3,003,817 shares and sole voting power over 2,935,017 shares). Members of Mr. Johnson’s family are the predominant owners of Series B shares of FMR LLC representing 49% of the voting power of FMR LLC and all Series B shareholders have entered into a shareholders’ agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. As such, members of Mr. Johnson’s family may be deemed to be members of a controlling group with respect to FMR LLC. Partnerships controlled predominantly by members of Mr. Johnson’s family and FIL, or trusts for their benefit, own approximately 47% of the voting power of FIL. FMR LLC and FIL are of the view that they are not acting as a group and that they are not otherwise required to attribute to one another the beneficial ownership of our common stock. However, FMR LLC filed Amendment No. 6 to Schedule 13G on February 13, 2008 on a voluntary basis as if all of the shares were beneficially owned by FMR LLC and FIL on a joint basis.

(2)	Beneficial and percentage ownership information is based on information contained in Amendment No. 1 to Schedule 13G jointly filed with the SEC on February 5, 2008 by Bank of America Corporation and its affiliates. The schedule contains the following information regarding beneficial ownership of our common stock: (a) Bank of America Corporation had shared dispositive power over 8,198,485 shares and shared voting power over 7,676,105 shares; (b) NB Holdings Corporation had dispositive power over 8,165,359 shares and shared voting power over 7,643,285 shares; (c) Bank of America, N.A. had sole dispositive power over 51,044 shares, shared dispositive power over 970,808 shares, sole voting power over 56,089 shares and shared voting power over 945,629 shares; (d) United States Trust Company, N.A. had sole dispositive power over 6,790,533 shares, shared dispositive power over 254,831 shares and sole voting power over 6,543,424 shares; (e) BAC North America Holding Company had shared dispositive power over 33,126 shares and shared voting power over 32,820 shares; (f) LaSalle Bank Corporation had shared dispositive power over 33,126 shares and shared voting power over 32,820 shares; (g) LaSalle Bank, N.A. had sole dispositive power over 33,101 shares, shared dispositive power over 25 shares and sole voting power over 32,820 shares; (h) Banc of America Securities Holding Corporation had shared dispositive power and shared voting power over 98,143 shares; (i) Banc of America Securities LLC had sole dispositive power and sole voting power over 98,143 shares; (j) Columbia Management Group, LLC had shared dispositive power over 955,819 shares and shared voting power over 862,799 shares; (k) Columbia Management Advisors, LLC had sole dispositive power over 538,647 shares, shared dispositive power over 417,172 shares and sole voting power over 862,799 shares; and (l) Banc of America Investment Advisors, Inc. had shared voting power over 53,843 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of July 25, 2008, by (a) each director, including the nominees for election at the 2008 Annual Meeting, (b) our Chief Executive Officer and each other named executive officer, and (c) all our directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of July 25, 2008, no individual director, nominee for director or named executive officer beneficially owned 1% or more of our common stock. As of July 25, 2008, our directors and executive officers, as a group, beneficially owned 1.04% of our common stock.

	Shares Beneficially Owned

		Shares	Total	Stock
		Under	Shares	Units
	Shares	Exercisable	Beneficially	Equivalent
Name	Owned(1)	Options(2)	Owned(3)	(4)

DIRECTORS:
Thomas A. Dattilo	0	5,000	5,000	14,944
Terry D. Growcock	1,021	0	1,021	5,681
Lewis Hay III	0	16,000	16,000	28,942
Karen Katen	10,000	24,408	34,408	52,672
Stephen P. Kaufman	4,000	5,000	9,000	17,108
Leslie F. Kenne	0	8,000	8,000	7,584
Howard L. Lance(5)*	254,156	435,478	689,634	6,143
David B. Rickard	0	16,000	16,000	25,437
James C. Stoffel	0	12,000	12,000	9,666
Gregory T. Swienton	0	0	0	40,122
Hansel E. Tookes II	1,000	0	1,000	6,653
NAMED EXECUTIVE OFFICERS:
Robert K. Henry(5)	59,081	74,650	133,731	55,719
Gary L. McArthur(5)	51,175	57,650	108,825	1,775
Jeffrey S. Shuman(5)	41,620	61,250	102,870	548
Timothy E. Thorsteinson	0	38,850	38,850	43,100
All Directors and Executive Officers, as a group (19 persons)(6)	539,742	866,887	1,406,629	321,641

*	Also a named executive officer.
(1)	Includes shares over which the person or members of his or her immediate family hold or share voting and/or investment power and excludes shares listed under the columns “Shares Under Exercisable Options” and “Stock Equivalent Units.” For named executive officers, includes shares owned through our Retirement Plan.
(2)	Includes shares underlying options granted by us which are exercisable as of July 25, 2008, and shares underlying options which become exercisable within 60 days thereafter.
(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Exercisable Options.”
(4)	For the non-employee directors, this column represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation or retirement, may not be voted and may be re-allocated into other investment alternatives in limited instances as discussed above under “Director Compensation and Benefits.” For the named executive officers other than Mr. Thorsteinson, this column includes amounts deferred in the form of stock equivalent units under our SERP, which are settled in cash following, or under certain circumstances prior to, retirement. For Mr. Henry, this column includes 50,000 Harris stock equivalent units that were deferred into the SERP upon the vesting of 50,000 shares of restricted stock on February 28, 2008. Stock equivalent units deferred under the SERP may not be voted and may be re-allocated into other investment alternatives. Amounts in this column are not included in the “Total Shares Beneficially Owned” column. For Mr. Thorsteinson, this column includes 17,900 performance share units and 25,200 restricted stock units. Such units are not deemed beneficially owned until restrictions on the units have lapsed. Such units are payable in shares of our common stock upon vesting.
(5)	The shares reported as beneficially owned by Mr. Lance and the other named executive officers include performance and restricted shares for which the performance or restriction period had not expired and as to which the named individuals have sole voting power but no investment power, as follows: Mr. Lance — 109,800 performance shares; Mr. Henry — 33,500 performance shares; Mr. McArthur — 18,000 performance shares and 6,000 restricted shares; and Mr. Shuman — 20,800 performance shares and 9,000 restricted shares.
(6)	The shares reported as beneficially owned by all directors and executive officers, as a group, include 244,850 performance shares and restricted shares awarded to the executive officers for which the performance or restriction period has not expired and as to which the executive officers have sole voting power but no investment power. No directors or executive officers have pledged any shares of our common stock.

REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.
      The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable related legal and regulatory requirements;

•	The independence and qualifications of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.
      The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.
      Management of Harris is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm for fiscal 2008, Ernst & Young LLP (“E&Y”), is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y is also responsible for auditing the effectiveness of Harris’ internal control over financial reporting. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of, and plans for, their respective audits. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
      In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s and E&Y’s assessments of reports on the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•	Received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in

Rule 3600T, and discussed the independence of E&Y with E&Y;

•	Reviewed the services provided by E&Y other than its audit services and considered whether the provision of such other services by E&Y is compatible with maintaining its independence, discussed with E&Y, E&Y’s independence, and concluded that E&Y is independent from Harris and its management; and

•	Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on Form 10-K for the fiscal year ended June 27, 2008 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

      In reliance upon the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended June 27, 2008, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of E&Y as Harris’ independent registered public accounting firm for the fiscal year ending July 3, 2009.

Submitted on August 22, 2008 by the Audit Committee of the Board of Directors.

David B. Rickard, Chairperson Thomas A. Dattilo Lewis Hay III Hansel E. Tookes II
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
      The Compensation Discussion and Analysis section of our proxy statement is intended to help our shareholders understand our executive compensation program and the basis for the compensation paid in fiscal 2008 to Howard L. Lance, our Chairman, President and Chief Executive Officer (“CEO”), Gary L. McArthur, our Chief Financial Officer, and Messrs. Henry, Thorsteinson and Shuman, our three other most highly compensated executive officers (our “named executive officers”), detailed in the Summary Compensation Table on page 39 and in the other tables and narrative discussion that follow.
Overall Philosophy and Objectives of Our Compensation Program
      Harris is an international communications and information technology company that applies a solutions approach to serving government and commercial markets in more than 150 countries. We are focused on being the best-in-class global provider of mission critical assured communications® products, systems and services for global markets, including defense communications and electronics, government communications, broadcast communications and wireless transmission network solutions. In fiscal 2008 our annual revenue was $5.3 billion and we have more than 16,500 employees. Our common stock is listed on the New York Stock Exchange.
      The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The following principles provide a framework for our executive compensation program:

•	Alignment with Shareholders’ Interests — Executives’ interests are more directly aligned with the interests of our shareholders when compensation programs: emphasize both short- and long-term financial performance; are significantly impacted by the value of our stock; and require a significant ownership of our stock.

•	Competitiveness — To attract qualified executives, motivate performance and retain executives with the abilities and skills needed to build long-term shareholder value, an executive’s total compensation should be competitive and reflect the value of such executive’s position in the market and within Harris.

•	Motivate Achievement of Financial and Strategic Goals — An effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to influence results. As an executive’s responsibility increases, so should the amount of performance-based, at-risk compensation.

•	Reward Superior Performance — While total compensation for an executive should be both competitive and tied to achievement of financial goals and strategic objectives, performance that exceeds target should be appropriately rewarded.

Our Executive Compensation Process
      The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Management Development and Compensation Committee of our Board (the “Compensation Committee”). In approving compensation levels, individual objectives and financial targets for our named executive officers, the Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.
      In fiscal 2008, the Compensation Committee retained Pearl Meyer & Partners, an independent executive compensation consulting firm, to provide objective analysis, advice and information, including competitive market data, to the Compensation Committee related to CEO compensation and the compensation of other executive officers. Pearl Meyer & Partners reports to the Compensation Committee and does not provide any services to Harris management.
      The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and the compensation of our other executive officers. As part of the annual compensation planning process, our CEO recommends targets for our incentive compensation programs. Following an annual performance review process, including assessment of the achievement of established financial goals and non-financial objectives, our CEO also recommends base salary adjustments and incentive and equity awards for our other executive officers. Our CEO presents to the Compensation Committee his evaluation of each such executive officer’s contributions during the previous year, including strengths and development needs, and reviews succession plans for each of the executive positions.
      After input from our CEO, as well as from the Compensation Committee’s independent consultants and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for our executive officers, other than our CEO. Consistent with this practice, the Compensation Committee reviews each executive officer’s three-year compensation history, including base salary, annual cash incentive and equity awards and also reviews the types and levels of other benefits such as change in control severance agreements, retirement plans and perquisites. In the case of our CEO, the review and final determination is made by the independent directors of our Board, giving due consideration to the Compensation Committee’s recommendations.
      In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short- and long-term financial measures, weighting and targets. For our CEO, the Compensation Committee recommends such measures, weighting and targets to the independent directors of our Board. The specific financial measures, weighting and targets are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and are aligned with our Board-

approved, long-term strategic growth plan and annual operating plan.
      At the end of each fiscal year, the independent directors of our Board meet in executive session without the CEO present under the leadership of the Chairperson of the Compensation Committee to conduct a performance review of our CEO. During such review, the directors evaluate the CEO’s achievement of agreed-upon objectives established at the start of the year, overall performance, the CEO’s personal self-evaluation of his effectiveness over the past year and other accomplishments. The independent directors also determine the CEO’s compensation, giving due consideration to the Compensation Committee’s recommendations. At the end of the fiscal year, the Compensation Committee receives a specific compensation recommendation from our CEO for the other executive officers, which is based upon an assessment of each executive’s performance, achievement of objectives established at the start of the fiscal year for the executive and his or her business unit or organization within the company, contribution to our performance and other accomplishments.
      While compensation levels may differ among our named executive officers based upon competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or the manner in which total direct compensation opportunity is determined for any of our named executive officers.
Competitive Considerations
      Each element of our executive compensation program is addressed in the context of competitive practices. In general, the Compensation Committee sets total target compensation for our CEO and other executives to approximate the 50th percentile of the market. While the Compensation Committee uses survey data, it uses discretion in setting an executive’s compensation after considering experience, position, tenure and contributions. For fiscal 2008, the Compensation Committee engaged Pearl Meyer & Partners to assess median pay levels for our CEO and other executive officers, the competitive position of the compensation for our CEO and other executive officers and the mix and elements of such pay. The comparison group used for our CEO and other executive officers consists of companies with one or more of the following attributes: business operations in the markets in which we participate; similar revenue and market capitalization; and businesses that compete with us for executive talent. For fiscal 2008, the comparison group consisted of the following 22 companies:

• Agilent Technologies, Inc.	• Molex Incorporated
• Alliant Techsystems Inc.	• NCR Corporation
• AMETEK, Inc.	• Oshkosh Corporation
• Applied Materials, Inc.	• Pitney Bowes Inc.
• Armor Holdings, Inc.	• Precision Castparts Corp.
• Avaya Inc.	• Rockwell Automation, Inc.
• Diebold, Incorporated	• Rockwell Collins, Inc.
• DRS Technologies, Inc.	• SAIC, Inc.
• Goodrich Corporation	• Tellabs, Inc.
• ITT Corporation	• Thomas & Betts Corporation
• Juniper Networks, Inc.	• Unisys Corporation
      The Compensation Committee annually reviews the comparison group used for assessing the compensation for our CEO and other executive officers and makes changes it determines are appropriate. For fiscal 2008, Oshkosh Corporation, SAIC, Inc. and Unisys Corporation were added on the basis of similarity to Harris in revenue, market capitalization and industry and business model. Dover Corporation and SPX Corporation were deleted on the basis of no longer being similar to Harris.
Elements of Our Compensation Program
      During fiscal 2008, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunity;

•	equity-based long-term incentives, including stock options, performance shares, performance share units and in certain limited instances, restricted stock;

•	change in control, severance and other post-employment pay and benefits;

•	retirement, broad-based cash incentive, welfare and other personal benefits; and

•	perquisites.

      The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders.
Named Executive Officer Fiscal 2008 Target Direct Compensation Mix
      The following charts set forth, for our CEO and for our other named executive officers on average, respectively, the amount of each major element of fiscal 2008 target direct compensation and the percentage of fiscal 2008 total target direct compensation represented by each major element, indicating the percentage of fiscal 2008 target direct compensation that was at risk in the form of performance-based awards and equity awards. The amounts and percentages are based upon the fiscal 2008 target levels for each element at the time of approval. A description of the valuation and how each major element is determined is discussed below.
Base Salary and How Base Salary is Determined
General Considerations
      We provide executives with a base salary for services rendered during the year. The Compensation Committee reviews executive base salaries on an annual basis as well as any time there is a substantial change in an executive’s responsibilities.
      To motivate achievement of financial performance goals and strategic objectives, the

Compensation Committee seeks to have the majority of the executive officers’ compensation at risk in the form of short- and long-term performance-based award and equity award compensation opportunity. In general, executive officers with higher levels and amounts of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.
2008 Base Salary for Named Executive Officers
      In August 2007, the Compensation Committee determined base salary adjustments, effective September 1, 2007. Mr. Lance’s base salary was increased in fiscal 2008 by 5.3% to $1,000,000 based upon a merit increase. Mr. McArthur’s base salary was increased in fiscal 2008 by 5.3%, based upon a merit increase. Mr. Henry’s base salary was increased in fiscal 2008 by 9%, reflecting increased responsibilities as a result of his promotion to Chief Operating Officer in May 2007 as well as a merit increase. The 3.5% increase in fiscal 2008 for Mr. Thorsteinson was based upon merit. The 5.6% increase in fiscal 2008 for Mr. Shuman was based upon merit. Information regarding base salaries in fiscal 2008 is set forth in the Summary Compensation Table on page 39 under the “Salary” column.
Annual Cash Incentive Pay and How Annual Cash Incentive Pay is Determined
Annual Incentive Plan
      Under our Annual Incentive Plan, which was approved by our shareholders in October 2005, the Compensation Committee sets an annual cash incentive compensation target for each executive officer and recommends to the independent directors of the Board the target for our CEO. The Compensation Committee also establishes specific financial performance measures and targets, including the relative weighting and thresholds for payouts under our Annual Incentive Plan. The financial performance measures for fiscal 2008 were based upon revenue and profitability. In certain instances, targets established at the start of the fiscal year are adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations. For the executive officers other than our CEO, annual payouts are based upon actual performance for the year against the financial targets, subject to an upward or downward adjustment ranging from zero to 20% of the financial calculation. This adjustment is based upon the recommendation of the CEO as to the achievement of individual performance objectives established at the start of each fiscal year.
      Our CEO’s annual cash incentive compensation is subject to a maximum set by the independent directors of the Board at the start of the fiscal year based upon an earnings per share (“EPS”) target. The EPS target is used to assist in meeting the requirements of Section 162(m) of the Internal Revenue Code. The actual amount of Mr. Lance’s annual cash incentive compensation is based upon actual performance for the year compared with earnings before interest and taxes (“EBIT”) and revenue financial targets, which are the same measures used for the other named executive officers, and an assessment against individual performance objectives established at the start of each fiscal year.

•	Determination of Participant Incentive Targets — Annual cash incentive targets are established for our named executive officers at the beginning of each fiscal year using the comparison group data as a reference point where available for a comparable position, or broad industry data. Annual cash incentive opportunities provide executives the potential to achieve total cash compensation above the target if our financial performance is above target. However, there is downside risk if performance is below target. Annual payouts can range from zero to 200 percent of target depending on our financial performance and performance against individual objectives.

•	Financial Performance Measures, Targets and Weighting — Annual cash incentives for fiscal 2008 were based upon revenue and either Harris’ EBIT and, for operating segment executives, the applicable business segment’s operating income. As a general principle, we seek to set performance targets that are both challenging and achievable. They are set at levels believed to require significant effort on the part of the executives, yet they also represent a reasonable expectation of performance. In fiscal 2009, the Compensation Committee has determined in its business judgment to change the profitability measure to operating income to more closely align to a measure that executives directly impact.

      For each financial performance measure, there is no payout for performance below the threshold, which in fiscal 2008 was 80% of target performance. Payout calculations were based upon the following table with straight line interpolation applied based upon the actual percent of target performance:

% of Target Performance	Payout

<80%	0%
80%	50%
90%	80%
100%	100%
120% and above	200%
      For our CEO in fiscal 2008, the payout factor was calculated on a one-for-one basis up to the plan target; and above target, the table shown above was applicable.
2008 Annual Cash Incentive Awards for Named Executive Officers
      Fiscal 2008 approved financial measures, targets and weighting, participants’ annual cash incentive targets and actual annual cash payouts, which also reflect an assessment of individual objectives, for the named executive officers were as follows:

			Participants’		Actual
			Annual		Payout
	Fiscal 2008 Financial		Cash	Actual Annual	as a %
Named Executive	Measures, Targets and		Incentive	Cash	of
Officer	Weighting		Target	Incentive Payment	Target

Howard L. Lance	• EBIT-$768 million	50%	$1,100,000	$1,286,000	117%
	• Revenue-$5.0 billion	50%

Gary L. McArthur	• EBIT-$768 million	50%	$300,000	$326,000	109%
	• Revenue-$5.0 billion	50%

Robert K. Henry	• EBIT-$768 million	50%	$490,000	$559,000	114%
	• Revenue-$5.0 billion	50%

Timothy E. Thorsteinson	• EBIT*-$696 million	20%	$300,000	$188,000 *	63%
	• Segment revenue-$634 million	40%
	• Segment operating income- $69 million	40%

Jeffrey S. Shuman	• EBIT-$768 million	50%	$250,000	$299,000	120%
	• Revenue-$5.0 billion	50%

*	Mr. Thorsteinson’s segment targets are for the Broadcast Communications segment. His EBIT target excluded the Harris Stratex Networks segment. The payout amount does not give effect to the conversion and payment in Canadian dollars pursuant to his employment letter agreement.
     These financial measures and targets represent internal measurements of performance, and while the calculations are based upon our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) our results may be adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations. The Compensation Committee has adopted guidelines in making specific decisions for these purposes on which items to include or exclude from our financial results, including that any adjustment must be objectively measurable under GAAP.
      Our actual fiscal 2008 performance for the financial measures was: $687 million for EBIT; $715 million for EBIT excluding the results of the Harris Stratex Networks segment; $5.31 billion for revenue; $643 million for the Broadcast Communications segment revenue; and $33.8 million for the Broadcast Communications segment operating income. The Compensation Committee adjusted the EBIT results from $687 million to $727 million to eliminate the impact of unforecasted charges for asset impairments, restructuring charges, severance costs, tax-related settlements, the sale of a portion of investment securities after netting out impairment charges related to such securities and acquisition-and combination-related costs.

      For fiscal 2008 an upward adjustment of 5% was made to Mr. Lance’s calculated annual incentive amount based upon the assessment by the independent directors of Mr. Lance’s performance against the following individual objectives established at the start of the fiscal year: (1) technology development, transfer and commercialization; (2) development of metrics and goals for tracking international business development for Harris and its business units and execution of our international business plan; (3) organization development including employee engagement, motivation, management depth, diversity and personal development programs for certain executive officers; and (4) development of the long-term strategy for the Broadcast Communications segment and progress on its major strategic initiatives.
      Fiscal 2008 annual incentive payouts approved by the Compensation Committee for the other named executive officers were adjusted from 5% lower to 10% higher than the calculated payouts resulting from adjusted performance results compared with financial targets. The adjustments made were based upon our CEO’s recommendation as a result of his assessment of individual performance versus the pre-established individual objectives.
      The annual cash incentive payouts in respect of fiscal 2008 are also set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39.
Long-Term Compensation —
Equity Incentives and How Long-Term
Compensation is Determined
      We provide long-term incentives through a combination of stock options and performance share awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals. The Compensation Committee awards different types of equity compensation because the Compensation Committee believes that each type rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly impacted by both increases and decreases in the price of our common stock, performance share grants motivate our executives to achieve our multi-year financial and operating goals as the number of shares ultimately earned depends upon the level of our performance over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial performance targets and award targets. Stock option grants motivate our executives to increase shareholder value because the options only have value to the extent the price of our common stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if our stock price increases over the term of the award. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock.
      In determining the appropriate mix of equity compensation elements, the Compensation Committee considers the mix of such elements at competitors and our comparison group, the retention value of each element and other factors important to us, including tax and accounting treatment, and the advice of the Compensation Committee’s compensation consultant. The total value of long-term compensation for our executive officers is typically set by reference to a multiple of such executive officers’ base salary, which equity-based multiple is assessed using our executive officer comparison group. For fiscal 2008, the Compensation Committee determined that 60% of the value of long-term incentive opportunity at the time of award would be allocated as stock options and 40% would be allocated as performance shares. For fiscal 2009, the Compensation Committee has determined to reduce the proportion of the value of options from 60% to 50%. The reduction in the percentage of long-term compensation value allocated to options was influenced by competitive market data showing that generally companies are shifting away from options to a balance between stock options and performance-based shares.
Stock Options
      Stock options granted to our named executive officers and other employees during fiscal 2008 were made pursuant to our Harris Corporation 2005 Equity Incentive Plan, which was approved by our shareholders in October 2005, and have the following terms:

•	An exercise price equal to or greater than the closing price of our stock on the date of grant;

•	Vest in installments of 50% on the first anniversary of the grant date, an additional 25% on the second anniversary and the final 25% on the third anniversary;

•	Expire 7 years from the grant date; and

•	Vesting accelerates upon a change in control or other events as discussed below.
      A listing of the stock options granted to our named executive officers in fiscal 2008 appears in the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42. For additional information relating to the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2008 Fiscal Year End Table on page 44.
Performance Share Awards
      Financial measures for performance shares granted in fiscal 2008 covering the three-year performance period of fiscal 2008 through fiscal 2010 include the achievement of three-year cumulative EBIT for the fiscal 2008-2010 period and average return on invested capital against targets, weighted equally. The Compensation Committee also reviews our performance over the three-year period compared with the Standard and Poor’s 500 and Midcap 400 indices and may adjust payouts based on this review of our relative performance. The actual performance share award payout with respect to fiscal 2008 grants can range from 0% to 200% of the target number of performance shares. It is believed that these financial measures should improve earnings and capital management over the long term. To that goal, the Compensation Committee has determined in its business judgment to change the EBIT measure to operating income for the fiscal 2009-2011 period to motivate financial performance that management can more directly control. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42.
      For fiscal 2008, the Compensation Committee, and with respect to Mr. Lance, the independent directors of the Board, approved the grant of performance shares to our named executive officers for the three-year performance period covering fiscal years 2008 through 2010 as set forth in the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42 and related notes.
      In August 2008, the Compensation Committee, and for Mr. Lance, the independent directors of the Board, determined the payout of performance shares for the three-year performance period covering fiscal years 2006 through 2008. Financial measures for awards made in fiscal 2006 for the fiscal 2006-2008 performance period were three-year cumulative EPS and average return on invested capital for each fiscal year of such period. Such measures were equally weighted. Actual EPS results for the fiscal 2006-2008 performance period were adjusted by the Compensation Committee to eliminate the impact of the gain on the combination of our Microwave Communications Division and Stratex Networks, Inc., and unforecasted charges for asset impairments, restructuring charges, severance costs, tax-related settlements, the sale of a portion of investment securities after netting out impairment charges related to such securities, and acquisition- and combination-related costs. These adjustments were made in accordance with the same guidelines regarding annual cash incentive awards adopted by the Compensation Committee as discussed above. As a result, the three-year cumulative EPS financial measure on which performance was measured for purposes of the fiscal 2008 performance share payout was $8.00, significantly higher than the $5.55 target set at the start of fiscal 2006. Actual average return on invested capital for the fiscal 2006-2008 performance period was adjusted by the Compensation Committee for the same items as the three-year cumulative EPS. As a result, the average return on invested capital financial measure on which performance was measured for purposes of the fiscal 2008 performance share payout was 12.7%, or slightly higher than the 12.3% target set at the start of fiscal 2006. The Compensation Committee determined that such results were above plan and that our average EPS growth and return on invested capital performance, which approximated the 60th to 70th percentile compared to the Standard and Poor’s 500 and Midcap 400 indices, warranted a payout at 130% of target. See the Option Exercises and Stock Vested in Fiscal 2008 Table

on page 46 and related notes for additional information regarding these payouts.
Restricted Stock
      As part of long-term incentive compensation, the Compensation Committee may also grant shares of restricted stock primarily to facilitate retention and succession planning and as a mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions typically expire at the end of a three- to five-year period. The restrictions provide that the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than death, disability or retirement. In fiscal 2008, Mr. McArthur was the only named executive officer that received a grant of restricted shares. For information related to restricted stock granted to our named executive officers, see the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42 and Outstanding Equity Awards at 2008 Fiscal Year End Table on page 44 and related notes.
Recovery of Executive Compensation
      Our executive compensation program permits us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. The amount which may be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee shall determine. In no case shall the amount to be recovered be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.
Treatment of Incentive Awards Upon
Change in Control
      Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•	annual incentive awards are paid out promptly following the change in control at not less than the target level;

•	all options immediately vest and become exercisable;

•	all performance shares and performance share units are deemed fully earned at not less than the target level and will be paid out at the end of the applicable performance period, subject to accelerated pay-out or forfeiture in certain circumstances;

•	all restricted shares immediately vest; and

•	all restricted stock units immediately vest and will be paid immediately.
      Information regarding severance payments and obligations to named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement.
Post-Employment Compensation
Severance Arrangements
      As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Lance’s employment is governed by an employment letter agreement discussed below. If Mr. Thorsteinson’s employment is involuntarily terminated without cause, he will be entitled to receive a lump sum severance payment equal to his then-current base salary plus an amount equal to the annual cash incentive paid to him for the prior fiscal year. Pursuant to his offer letter, Mr. Shuman is entitled to one year of severance benefits in the form of base salary and pro-rated incentive compensation in the event his employment is terminated other than for cause or performance reasons. While Messrs. McArthur and Henry do not have severance agreements, we have a long-standing practice of providing severance compensation for terminating an executive’s employment other than for cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors.
      We also have a severance plan for all full-time, U.S.-based employees who are terminated as a result of a reduction-in-force. Amounts payable under this plan are based upon length of service.

Employment Agreement with our CEO
      We are party to a letter agreement with Mr. Lance that provides for his continued employment as our CEO and president and his continued service as a director and the Chairman of the Board. The agreement provides for certain benefits in the event Mr. Lance’s employment is terminated by us without “cause” or by Mr. Lance for “good reason” (as defined in the agreement). Obligations in the event of a termination following a change in control are governed by Mr. Lance’s change in control severance agreement. The Compensation Committee and our independent directors approved Mr. Lance’s agreement in the belief that such agreement assists in retaining Mr. Lance’s valued service. In addition, Mr. Lance’s agreement also binds Mr. Lance to certain non-compete, non-solicitation and confidentiality undertakings which are valuable to us.
Change in Control Severance Agreements
      Each of our Board-elected corporate officers, including the named executive officers, is party to a change in control severance agreement with us. We believe that such agreements align the interests of our officers and shareholders during a period of an actual or rumored change in control and are also necessary in some cases to attract and retain executives. Under these agreements, our officers are provided with severance benefits in the event the officer’s employment is terminated without “cause,” or by the officer for “good reason,” within two years following a change in control. These agreements are designed so that benefits are provided only if there is both a change in control and a termination of employment, a “double-trigger.” Such severance benefits are designed to preserve the focus and productivity of our officers, avoid disruption and prevent attrition during a period of uncertainty. These agreements also are believed to make the objective assessment of a potential transaction that may be in our shareholders’ best interests easier notwithstanding the potential negative impact of a transaction on an executive’s future employment.
      If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any compensation deferred by the executive other than under a tax-qualified plan and any accrued vacation pay; and (b) from one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination and from one to three times the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times salary and bonus for Messrs. Lance, Henry and Shuman, which for Mr. Lance was agreed upon in his employment letter agreement and for Mr. Shuman was agreed in his offer letter, and two times salary and bonus for Messrs. McArthur and Thorsteinson. The change in control severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed by the IRS on “parachute payments” under Section 4999 of the Internal Revenue Code. The tax gross-up payment is included because it is the Compensation Committee’s intent to provide an officer with the compensation the officer expected to receive, absent the change in control, without reduction. All other applicable taxes remain the responsibility of the officer.
      The Compensation Committee annually reviews the terms of the change in control severance agreements and potential compensation and payouts resulting from a potential change in control in light of competitive practices and market trends. The Compensation Committee has determined, in its business judgment, that the substantive terms of these severance agreements are competitive and reasonable.
      A description of the material terms of the change in control severance agreements, Mr. Lance’s letter agreement, Mr. Thorsteinson’s letter agreement and Mr. Shuman’s offer letter, as well as a summary of potential payments upon termination or a change in control for our named executive officers, is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 50.

Retirement Programs
Retirement Plan
      We maintain a Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to most of our U.S.-based employees. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 25% of eligible compensation, with named executive officers and other highly compensated employees limited to contributing 12% of eligible compensation. After one year (or, in certain cases, six months) of service we will make a matching contribution of up to 6% of eligible compensation. In addition, starting in fiscal 2008, employees generally may contribute into the Retirement Plan up to 100% of cash payments made under our Performance Reward Plan, subject to Internal Revenue Code limits.
Supplemental Executive Retirement Plan
      To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers other than Mr. Thorsteinson, are eligible to participate in our nonqualified, Supplemental Executive Retirement Plan (“SERP”). In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.
      The value of our contributions to our named executive officers under our Retirement Plan and SERP are set forth in the Summary Compensation Table on page 39 under the “All Other Compensation” column and related notes. Additional information regarding the SERP and credits to accounts under our SERP are set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 48.
Supplemental Pension Plan for Mr. Lance
      In October 2006, we entered into an agreement to provide Mr. Lance with a defined retirement benefit. The Compensation Committee and independent directors of the Board determined in their business judgment to provide a supplemental retirement benefit to Mr. Lance because of the stage of his career during which he joined us and because he did not have a retirement benefit believed to be competitive with those of other chief executive officers. The intent of the plan is to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our presumed level of additional contributions to the Retirement Plan and SERP and benefits under the Social Security Act and retirement benefits from prior employment, equals 50% of his final annual base salary and annual cash incentive target at retirement following age 60. The terms of Mr. Lance’s supplemental pension plan are believed to be competitive and result in a retirement benefit consistent with those provided to chief executive officers of the comparison group. Additional information regarding Mr. Lance’s supplemental pension plan is set forth in the Pension Benefits in Fiscal 2008 Table and related discussion on page 47.
Performance Reward Plan
      We maintain a broad-based cash incentive plan, called the “Performance Reward Plan,” available to most of our U.S.-based employees that have at least one year of service on the last day of our fiscal year. Under this plan, if we are profitable, we will make a minimum cash payment of 2% to a maximum cash payment of 6% of an employee’s eligible compensation. The actual payment is based upon performance against the financial target set at the start of a fiscal year. For fiscal 2008, the target payout was 3.5% of an employee’s eligible compensation if we achieved EBIT of $768 million. Based upon the adjustments to EBIT approved by the Compensation Committee, a payout of 3.07% of eligible compensation was approved for fiscal 2008. For amounts of eligible compensation above the social security wage base, the payment may be increased up to an additional 5.7% of eligible compensation. Participants may elect to defer either half or all of the payment into the Retirement Plan or the SERP. The amounts earned by our named executive officers under the Performance Reward Plan in respect of fiscal 2008 are set forth in the note to the “Non-Equity Incentive Plan Compensation” Column of the Summary Compensation Table on page 39.
Welfare and Other Benefits
      We maintain welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, group life insurance, supplemental life insurance and dependent life insurance as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees. We also offer a long-term disability plan to all U.S.-based employees. The plan is self-insured and funded through employee contributions. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and other company or government provided disability benefits. Eligible compensation for the purposes of the long-term disability plan is limited to $230,000. For employees with eligible compensation in excess of $230,000, we provide an additional disability benefit of 50% of eligible compensation above $230,000 up to $800,000, for a maximum annual additional disability benefit of up to $285,000. We provide Mr. Lance a life insurance benefit at two and one-half times eligible compensation, subject to a limit of $10 million in coverage, and also reimburse him for any federal income tax obligation resulting from this benefit.
Perquisites
      We provide a limited number of perquisites to our Board-elected officers, including our named executive officers. The Compensation Committee annually reviews the types and values of the perquisites and believes perquisites provided in fiscal 2008 are reasonable, competitive and consistent with our overall compensation philosophy. Such perquisites generally consist of the following: reimbursement of the costs of tax preparation and financial planning services of up to $5,000 (or $10,000 in the case of our CEO) per year; reimbursement of the costs of estate planning services of up to $5,000 (or $10,000 in the case of our CEO) over a three-year period; annual physical examinations; reimbursement of the costs of the initiation fees and ongoing dues in one approved social or country club; and personal use of company-owned aircraft for the CEO, and in very limited instances as approved by the CEO, other executives.
      In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, the Compensation Committee has authorized the personal use of the company aircraft by our CEO and his family when traveling with him. Such personal usage is subject to limits on the number of hours for personal usage which are set by the Compensation Committee and reviewed annually. In addition, our CEO is responsible for paying the tax on income imputed to him for personal use of the aircraft. Personal use of aircraft includes travel undertaken by our CEO to participate in outside board meetings, which is considered personal use under SEC rules, but which we view as having a useful business purpose.
      We also provide Mr. Thorsteinson a car allowance pursuant to the terms of his employment letter agreement.
      These perquisites represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites are set forth in the Summary Compensation Table on page 39 under the “All Other Compensation” column and related notes.
Policies Relating to Our Common Stock
Stock Ownership Guidelines
      To further promote ownership of shares by management and to more closely align management and shareholder interests, the Compensation Committee has established stock ownership guidelines for our executive officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, which can be accumulated over a five-year period from the date of hire or promotion into an officer position. Following a review of stock ownership guidelines at our comparison group, in August 2008, the Compensation Committee increased the stock ownership multiples.
      The current stock ownership guidelines are as follows:

•	CEO — five times base salary (increased from four times base salary);

•	Other named executive officers — three times base salary (increased from two times base salary); and

•	Other designated corporate officers — two times base salary (increased from one times base salary).
      Shares that count toward the stock ownership guidelines include shares owned outright or jointly by the executive, shares owned in our Retirement Plan, share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, restricted stock, and restricted stock unit awards. Stock options and unearned performance shares do not count for the purpose of measuring compliance with the ownership guidelines. Executives age 62 or older are no longer subject to the guidelines. An annual review is conducted by the Compensation Committee to assess compliance with the guidelines. As of September [18], 2008, all named executive officers met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance timeframe.
Our Equity-Based Compensation Award Practices
      The annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to executive officers. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We do not reprice options and if our stock price declines after the grant date, we do not replace options. The exercise price of options is the closing market price of our common stock on the date of grant or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of options higher than the closing market price of our common stock on the date of grant.
      In June 2007, the Compensation Committee approved a formal policy on equity grant practices. The policy re-affirmed many of our equity grant practices and also provides that the grant date of equity awards made outside of the annual grant cycle, whether for promotions, recognition or for new hires, shall be the first trading day of the month following the promotion, recognition or hire date, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period. We do not time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed.
      As permitted by the terms of our 2005 Equity Incentive Plan, our Board has delegated to our Chairman, President and CEO the authority to make certain equity grants under our 2005 Equity Incentive Plan to employees who are not executive officers. Such grants are subject to our equity grant policy. The maximum number of shares that can be awarded pursuant to this delegation is set by the Compensation Committee, which periodically reviews these awards.
Insider Trading Policy
      Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Harris personnel.
Tax and Accounting Considerations
Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to named executive officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Stock option grants and performance share awards made to executive officers under our equity incentive plans and cash payments under our Annual Incentive Plan are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals.

Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited.
      Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Pursuant to recently published final regulations, we will be required to amend some of our plans and arrangements prior to December 31, 2008 to make them either exempt from, or comply with, Section 409A.
Accounting for Share-Based Compensation
      Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
      The following Report of the Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.
      The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2008 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended June 27, 2008.

Submitted on September 4, 2008 by the Management Development and Compensation Committee of the Board of Directors.

Stephen P. Kaufman, Chairperson
Terry D. Growcock
Karen Katen
Dr. James C. Stoffel

SUMMARY COMPENSATION TABLE
      The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended June 27, 2008 and June 29, 2007. The named executive officers are our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers based upon their total compensation as reflected in the table below for the fiscal year ended June 27, 2008 (reduced by the amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	$ (1)	$	$ (2)	$ (3)	$ (4)	$ (5)	$ (6)	$

Howard L. Lance	2008	$972,115	$0	$2,259,471	$1,940,802	$1,422,777	$807,000	$556,406	$7,958,571
Chairman, President and	2007	$945,673	$0	$1,736,028	$1,758,445	$1,550,000	$640,000	$656,586	$7,286,732
Chief Executive Officer

Gary L. McArthur	2008	$388,846	$0	$454,367	$334,840	$ 367,347	$0	$128,630	$1,674,030
Vice President and Chief	2007	$369,615	$0	$381,993	$244,773	$ 298,000	$0	$111,376	$1,405,757
Financial Officer

Robert K. Henry	2008	$526,731	$0	$850,337	$596,576	$ 623,261	$0	$165,840	$2,762,745
Executive Vice President	2007	$491,346	$0	$739,363	$465,663	$ 445,000	$0	$185,658	$2,327,030
and Chief Operating Officer

Timothy E. Thorsteinson(7)	2008	$549,989	$0	$765,905	$311,822	$ 247,417	$0	$251,659	$2,126,792
President, Broadcast	2007	$474,042	$0	$521,953	$228,719	$ 272,411	$0	$1,072,913	$2,570,038
Communications Division

Jeffrey S. Shuman	2008	$364,327	$0	$782,459	$359,035	$ 337,154	$0	$103,946	$1,946,921
Vice President, Human	2007	$350,673	$0	$542,037	$234,597	$ 283,000	$0	$52,355	$1,462,662
Resources and Corporate Relations

(1)	The “Salary” column reflects the base salary for each of our named executive officers for the fiscal year. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our Retirement Plan or our SERP. See the Nonqualified Deferred Compensation Table on page 49 and related notes for information regarding contributions by the named executive officers to the SERP.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2008 and fiscal 2007, respectively, with respect to performance shares, performance share units, restricted stock or restricted stock units granted to named executive officers. Under FAS 123R, the fair value of such stock awards is determined as of the date of grant using our closing market price on the date of grant, and that amount is amortized by us ratably in monthly increments over the vesting period. Amounts shown reflect the partial amortization of grants made in fiscal 2008 and fiscal 2007, respectively, as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 27, 2008. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42 and related notes and the “Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal 2008 and the Outstanding Equity Awards at 2008 Fiscal Year End Table on page 44 and related notes for information with respect to stock grants made prior to fiscal 2008. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2008 and fiscal 2007, respectively, with respect to stock options granted to named executive officers. Amounts shown reflect partial amortization of stock option grants made in fiscal 2008 and fiscal 2007, respectively, as well as the partial amortization of stock options granted in prior years which were not yet fully vested. We recognized expense ratably in monthly increments over the three-year vesting period. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 27, 2008. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42 and related notes and “Compensation Discussion and Analysis” for information with respect to stock options granted in fiscal 2008 and the Outstanding Equity Awards at 2008 Fiscal Year End Table on page 44 and related notes for information with respect to stock options granted prior to fiscal 2008. Amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be recognized by the named executive officers.

(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column reflect (a) cash amounts earned under our Annual Incentive Plan for services performed in fiscal 2008 and fiscal 2007, respectively, and (b) for fiscal 2008 also includes amounts earned under our Performance Reward Plan. Annual Incentive Plan payouts were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in

August 2008 and August 2007, respectively, and paid shortly thereafter. The amounts shown include any portion of such payments deferred and contributed by our named executive officers to our Retirement Plan or our SERP. The amount shown for fiscal 2008 is comprised of the following amounts: Mr. Lance — $1,286,000 under the Annual Incentive Plan and $136,777 under the Performance Reward Plan; Mr. McArthur — $326,000 under the Annual Incentive Plan and $41,347 under the Performance Reward Plan; Mr. Henry — $559,000 under the Annual Incentive Plan and $64,261 under the Performance Reward Plan; Mr. Thorsteinson — $247,417 under the Annual Incentive Plan; and Mr. Shuman — $299,000 under the Annual Incentive Plan and $38,154 under the Performance Reward Plan. For additional information about our Annual Incentive Plan and Performance Reward Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42 and related notes.

(5)	Represents an estimate of the present value of Mr. Lance’s accumulated benefit as of June 27, 2008 and June 29, 2007, respectively, under his Supplemental Pension Plan which was entered into in October 2006. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the Pension Benefits in Fiscal 2008 Table on page 47 and related notes and the “Compensation Discussion and Analysis.” There were no preferential or above-market earnings on amounts of compensation deferred by our named executive officers.

(6)	The following table describes the components of the “All Other Compensation” column.

All Other Compensation Table

			Tax	Company	Company	Perquisites	Change in
			Reimbursement	Contributions	Credits	and Other	Control
		Insurance	Payments	to Retirement	to SERP	Personal	Related
		Premiums	(Gross-Up)	Plan	(nonqualified)	Benefits	Payment
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	Total

Howard L. Lance	2008	$9,690	$8,858	$23,688	$340,390	$173,780	$0	$556,406
	2007	$11,072	$7,154	$27,264	$484,704	$126,392	$0	$656,586

Gary L. McArthur	2008	$1,936	$0	$23,227	$71,631	$31,836	$	$128,630
	2007	$2,028	$0	$24,568	$77,497	$7,283	$0	$111,376

Robert K. Henry	2008	$2,855	$0	$23,065	$119,694	$20,226	$0	$165,840
	2007	$2,894	$0	$27,313	$139,258	$16,193	$0	$185,658

Timothy E.	2008	$2,657	$171,261	$39,408	$0	$38,333	$0	$251,659
Thorsteinson	2007	$2,338	$170,845	$20,720	$0	$29,010	$850,000	$1,072,913

Jeffrey S. Shuman	2008	$1,728	$0	$22,900	$64,490	$14,828	$0	$103,946
	2007	$1,930	$15	$9,297	$34,608	$6,505	$0	$52,355

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for the named executive officers under our broad-based group basic life insurance benefit. For Mr. Lance, it also reflects the premiums paid for his life insurance benefit which is two and one-half times his eligible compensation, subject to a limit of $10 million of coverage. Eligible compensation consists of annual base salary plus his then current annual incentive award at target.

(b)	For Mr. Lance, this amount consists of tax reimbursement for imputed income in respect of his life insurance benefit described in note (a) above. For Mr. Thorsteinson, this amount consists of tax reimbursement in recognition of higher income tax rates applicable to him in Canada. For Mr. Shuman, this amount consists of tax reimbursement for imputed income in respect of relocation expenses that were invoiced and paid during fiscal 2007.

(c)	Amounts shown reflect company contributions under our Retirement Plan, which is a tax-qualified, defined contribution plan. Mr. Thorsteinson’s amount reflects company contributions under the Deferred Profit Sharing Plan of Harris Canada Systems, Inc., formerly known as Leitch Technology Corporation (“Leitch”), which is a tax-qualified plan for our Canadian-based operations.

(d)	Amounts shown reflect company credits to the named executive officer’s account under the SERP, which is a nonqualified, defined contribution retirement plan. For additional information regarding the SERP, see the Nonqualified Deferred Compensation Table on page 49 and related notes.

(e)	Perquisites and other personal benefits provided to the named executive officers for fiscal 2008 were as follows: Mr. Lance — $155,605 for personal use of company aircraft, $10,555 for tax and financial counseling and estate planning services, and $7,620 for club membership dues; Mr. McArthur — $17,274 for personal use of company aircraft, $1,075 for tax and financial counseling and estate planning services, $8,075 for club membership dues and $5,412 for an annual physical; Mr. Henry — $2,188 for personal use of company aircraft, $5,000 for tax and financial counseling and estate planning services, $7,466 for club membership dues and $5,572 for an annual physical; Mr. Thorsteinson — $4,333 for club membership dues, $15,436 for a car allowance and $18,564 for an annual physical; and Mr. Shuman — $1,400 for tax and financial counseling and estate planning services, $7,356 for club membership dues and $6,072 for an annual physical.

Perquisites and other personal benefits provided to the named executive officers for fiscal 2007 were as follows: Mr. Lance — $102,275 for personal use of company aircraft, $17,852 for tax and financial counseling and estate planning services and $6,265 for club membership dues; Mr. McArthur — $7,283 for club membership dues; Mr. Henry — $10,000 for tax and financial counseling and estate planning services and $6,193 for club membership dues; Mr. Thorsteinson — $15,238 for club membership dues and $13,772 for a car allowance; and Mr. Shuman — $3,750 for tax and financial counseling and estate planning services, $1,726 for club membership dues and $1,029 for relocation assistance.

The incremental cost to Harris of personal use of the company aircraft is calculated based on the average variable operating costs to Harris. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of the Harris aircraft is imputed to our named executive officers at “Standard Industry Level” rates and named executive officers do not receive any gross-up for payment of taxes for such imputed income.

As noted above, we also offer additional long-term disability to employees with eligible compensation in excess of $230,000. Because we self-insure this benefit, there is no incremental cost reflected for the named executive officers.

Certain Harris-related events may include meetings and receptions with our clients, executive management or Board attended by the named executive officer and a spouse or guest. If the Harris aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to Harris. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to Harris of such personal use. For a description of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(f)	The amount shown for Mr. Thorsteinson was a lump sum change in control related payment made in October 2006 pursuant to the Letter Agreement between Mr. Thorsteinson and Leitch entered into on August 31, 2005 in connection with our acquisition of Leitch. We completed the acquisition of Leitch on October 25, 2005 and Leitch became our wholly-owned subsidiary.

(7)	Mr. Thorsteinson’s base salary, non-equity incentive plan compensation and certain compensation expressed in the “All Other Compensation” column were paid in Canadian dollars. The amounts reported have been converted to U.S. dollars on the basis of his employment letter agreement and using the average exchange rate for our fiscal 2008 of 1.01 Canadian dollars for each U.S. dollar and for our fiscal 2007 of 1.13 Canadian dollars for each U.S. dollar, as quoted by Bloomberg L.P.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008
      The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in fiscal 2008, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan and Performance Reward Plan for fiscal 2008 performance; (3) the range of performance shares or performance units that may be earned in respect of the performance share or performance unit grants for the fiscal 2008 to fiscal 2010 performance period; (4) restricted shares granted to Mr. McArthur; (5) the number and exercise price of stock option grants; and (6) the grant date fair value of the grants of performance shares, performance share units, restricted stock units and stock options computed under FAS 123R.

		Estimated Possible Payouts			Estimated Future Payouts			All Other	All Other		Grant
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Option	Exercise	Date
		Awards (1)			Awards (2)			Awards:	Awards:	or Base	Fair
								Number of	Number of	Price of	Value of
								Shares of	Securities	Option	Stock and
								Stock or	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	(5)	($) (6)

Howard L. Lance	—	—	$1,100,000	$2,200,000	—	—	—	—	—	—	—
	—	$89,105	$155,934	$267,316	—	—	—	—	—	—	—
	8/27/2007				—	30,600	61,200	—	—	—	$1,789,488
	8/27/2007								153,000	$58.95	$2,237,992

Gary L. McArthur	—	$150,000	$300,000	$600,000	—	—	—	—	—	—	—
	—	$26,936	$47,138	$80,808	—	—	—	—	—	—	—
	8/24/2007				—	5,800	11,600	—	—	—	$341,910
	8/24/2007							6,000	—	—	$353,700
	8/24/2007								28,800	$58.95	$429,748

Robert K. Henry	—	$245,000	$490,000	$980,000	—	—	—	—	—	—	—
	—	$41,864	$73,262	$125,952	—	—	—	—	—	—	—
	8/24/2007				—	9,800	19,600	—	—	—	$577,710
	8/24/2007								49,000	$58.95	$731,168

Timothy E. Thorsteinson	—	$150,000	$300,000	$600,000	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	8/24/2007				—	4,700	9,400	—	—	—	$277,065
	8/24/2007								23,700	$58.95	$353,647

Jeffrey S. Shuman	—	$125,000	$250,000	$500,000	—	—	—	—	—	—	—
	—	$24,856	$43,498	$74,568	—	—	—	—	—	—	—
	8/24/2007				—	5,400	10,800	—	—	—	$318,330
	8/24/2007								27,000	$58.95	$402,889

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2008 performance. The first row of dollar amounts for each named executive officer represents the threshold, target and maximum cash payout under our Annual Incentive Plan. The second row of dollar amounts for each named executive officer represents the threshold, target and maximum cash payouts under our Performance Reward Plan. If performance is below threshold, if applicable, then no amounts will be paid. Mr. Lance’s fiscal 2008 Annual Incentive Plan measures did not include a performance threshold. Amounts actually earned in respect of fiscal 2008 were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2008 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 39. For additional information related to our Annual Incentive Plan and the Performance Reward Plan, including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of performance shares, or for Mr. Thorsteinson, performance share units, that may be earned in respect of performance shares or performance share units granted under our 2005 Equity Incentive Plan in fiscal 2008 for the three-year performance period covering fiscal years 2008 through 2010. The number of shares or units which will be earned by each named executive will range from 0% to a maximum of 200% of the target number of performance shares or performance share units and will be based upon the achievement of three-year cumulative EBIT for the fiscal 2008-2010 period and average return on invested capital against target. There is no threshold level for a payout of performance shares or performance share units. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend equivalent payments are paid in an amount equal to dividends paid on our common stock. An executive must remain employed with us through the last day of the performance period to earn an award, although a pro-rata portion of the award will be earned if employment terminates in the case of death, disability or retirement after age 55 with ten or more years of full-time service, or involuntary termination of the executive other than for misconduct or cause. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement for the treatment of performance shares and performance share units in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted shares granted to Mr. McArthur on August 24, 2007 that will vest on August 24, 2010, provided Mr. McArthur is still employed by us on such date. Dividend equivalents are paid in cash on these shares of restricted stock in an amount equal to dividends paid on our common stock. In the case of death or disability or upon a change in control, these shares of restricted stock will immediately vest.

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of stock options granted to our named executive officers during fiscal 2008. These options vest 50% on the first anniversary of the grant date, an additional 25% on the second anniversary and the final 25% on the third anniversary. In the event of a change of control, these options will immediately vest and become exercisable. These stock options expire no later than seven years from the date of grant. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2008 Fiscal Year End Table on page 44 and related notes.

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price for the stock options granted, which was the closing market price per share of Harris common stock on Friday August 24, 2007. The grant to Mr. Lance was recommended by the Compensation Committee on Sunday, August 26, 2007 and approved by our independent directors on Monday, August 27, 2007. The independent directors of the Board elected not to set the exercise price of Mr. Lance’s options at the $58.48 closing market price per share of Harris common stock on August 27, 2007, but rather to set such exercise price at the higher $58.95 closing market price per share of Harris common stock on August 24, 2007 in order to maintain uniformity with the exercise price for the options granted to the other named executive officers.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance shares and performance share units (at target), shares of restricted stock and stock options granted to the named executive officers in fiscal 2008. The grant date fair value of the stock and option awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value for Mr. Lance’s performance shares is based on a grant price of $58.48, the closing market price per share of Harris common stock on the Monday, August 27, 2007 date of grant. For the other named executive officers, the grant date fair value for performance shares, performance share units and shares of restricted stock is based on a grant price of $58.95, the closing market price per share of Harris common stock on the Friday, August 24, 2007 date of grant. The assumptions used for determining values are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 27, 2008. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END
      The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of June 27, 2008. Each grant of options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each award of options is shown in the footnotes following this table.

	Option Awards								Stock Awards

Equity Incentive Plan Awards:
Equity
					Incentive								Market or
				Number of	Plan Awards:				Number		Market	Number of	Payout Value
			Number of	Securities	Number of				of Shares		Value	Unearned	of Unearned
			Securities	Underlying	Securities				or Units		of Shares	Shares,	Shares, Units
			Underlying	Unexercised	Underlying				of Stock		or Units	Units or	or Other
	Option		Unexercised	Options	Unexercised	Option			That		of Stock	Other Rights	Rights that
	Grant		Options	(#)	Unearned	Exercise		Option	Have Not		That Have	that Have	Have Not
	Date		(#)	Unexercisable	Options	Price		Expiration	Vested		Not Vested	Not Vested	Vested
Name	(1)		Exercisable	(2)	(#)	($)		Date	(#) (3)		($) (4)	(#) (5)	($) (6)

Howard L. Lance	9/22/2004 9/22/2004 8/27/2005 8/26/2006 8/27/2007	(7) (7)	55,518 12,210 131,250 77,500 0 276,478	0 0 43,750 77,500 153,000 274,250	—	$ $ $ $ $	26.86 26.86 37.19 43.82 58.95	8/22/2013 1/20/2013 8/27/2012 8/26/2013 8/27/2014	—		—	55,800 61,200 117,000	$ $ $	2,855,844 3,132,216 5,988,060

Gary L. McArthur	8/26/2005 8/25/2006 8/24/2007		15,000 15,500 0 30,500	5,000 15,500 28,800 49,300	—	$ $ $	37.19 43.82 58.95	8/26/2012 8/25/2013 8/24/2014	6,000		$307,080	11,100 11,600 22,700	$ $ $	568,098 593,688 1,161,786

Robert K. Henry	8/26/2005 8/25/2006 8/24/2007		0 25,500 0 25,500	11,900 25,500 49,000 86,400	—	$ $ $	37.19 43.82 58.95	8/26/2012 8/25/2013 8/24/2014				18,300 19,600 37,900	$ $ $	936,594 1,003,128 1,939,722

Timothy E. Thorsteinson	10/28/2005 8/25/2006 8/24/2007	(8)	7,500 13,000 0 20,500	7,500 13,000 23,700 44,200	—	$ $ $	40.17 43.82 58.95	10/28/2012 8/25/2013 8/24/2014	20,000 5,200 25,200	$ $ $	1,023,600 266,136 1,289,736	9,300 9,400 18,700	$ $ $	475,974 481,092 957,066

Jeffrey S. Shuman	8/15/2005 8/25/2006 8/24/2007	(9)	17,334 14,500 0 31,834	8,666 14,500 27,000 50,166	—	$ $ $	37.32 43.82 58.95	8/15/2012 8/25/2013 8/24/2014	9,000		$460,620	10,350 10,800 21,150	$ $ $	529,713 552,744 1,082,457

(1)	All options granted are nonqualified stock options. The exercise price for all grants is the closing market price of a share of our common stock on the date of grant except that grants made to Mr. Lance by the independent directors of the Board on 8/27/2005 and 8/26/2006 are annual grants made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plans and the grant made by the independent directors of the Board on 8/27/2007 is the annual grant made to Mr. Lance using an exercise price higher than the closing market price on the date of grant. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. In the event of death while employed, options shall immediately become fully vested and shall be exercisable for up to twelve months following the date of death. In the event of disability while employed, options shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date. In the event of retirement after age 62 with ten or more years of full-time service, options shall continue to vest and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62, but after age 55 with ten or more years of full-time service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date. In the event of termination of employment of an option holder by us other than for misconduct or cause, options shall cease vesting and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct or cause all listed options are immediately terminated. In the event of resignation or voluntary termination of employment by the option holder, options shall cease vesting and vested options which were granted prior to June 30, 2007 are immediately terminated and vested options which were granted on or after June 30, 2007 may be exercised until the sooner of 30 days following such resignation or termination or the regularly scheduled expiration date. In the event of a change in control, outstanding options immediately vest and become exercisable.

(2)	The following table details the vesting schedule for all unvested stock option grants for each named executive officer. In general, options granted on or after 8/27/04 expire seven years from the date of grant. Options granted prior to 8/27/04 expire ten years from the date of grant.

Name	Grant Date	Option Vesting Date	Number of Options

Howard L. Lance	8/27/2005	8/27/2008	43,750
	8/26/2006	8/26/2008	38,750
		8/26/2009	38,750
	8/27/2007	8/27/2008	76,500
		8/27/2009	38,250
		8/27/2010	38,250

Gary L. McArthur	8/26/2005	8/26/2008	5,000
	8/25/2006	8/25/2008	7,750
		8/25/2009	7,750
	8/24/2007	8/24/2008	14,400
		8/24/2009	7,200
		8/24/2010	7,200

Robert K. Henry	8/26/2005	8/26/2008	11,900
	8/25/2006	8/25/2008	12,750
		8/25/2009	12,750
	8/24/2007	8/24/2008	24,500
		8/24/2009	12,250
		8/24/2010	12,250

Timothy E. Thorsteinson	10/28/2005	10/28/2008	7,500
	8/25/2006	8/25/2008	6,500
		8/25/2009	6,500
	8/24/2007	8/24/2008	11,850
		8/24/2009	5,925
		8/24/2010	5,925

Jeffrey S. Shuman	8/15/2005	8/15/2008	8,666
	8/25/2006	8/25/2008	7,250
		8/25/2009	7,250
	8/24/2007	8/24/2008	13,500
		8/24/2009	6,750
		8/24/2010	6,750

(3)	For Messrs. McArthur and Shuman, these are grants of restricted stock. For Mr. Thorsteinson, these are grants of restricted stock units which are payable in shares upon vesting. We granted Mr. McArthur an award of 6,000 restricted shares on August 24, 2007, which award vests on August 24, 2010, provided Mr. McArthur is still employed by us on such date. We granted Mr. Thorsteinson 20,000 restricted stock units on October 28, 2005, the business day following our acquisition of Leitch, which units vest on October 28, 2008, provided Mr. Thorsteinson is employed by us on such date. We also granted Mr. Thorsteinson 5,200 restricted stock units on August 25, 2006, which units vest on August 25, 2009, provided Mr. Thorsteinson is employed by us on such date. We granted Mr. Shuman an award of 27,000 restricted shares on his August 15, 2005 hire date. Mr. Shuman’s award of restricted shares vests in three equal annual installments from the grant date, provided Mr. Shuman is employed by us on such dates. During the restricted period of restricted stock, the holder may exercise full voting rights, but may not sell, exchange, assign, transfer, pledge or otherwise dispose of such shares. Dividend equivalents are paid on shares of restricted stock and restricted stock units in an amount equal to the dividend payments on our common stock. In the event of retirement after age 55 with ten or more years of full-time service prior to full vesting, awards of restricted stock or restricted stock units will be pro-rated based upon the number of months worked during the restricted period. In the event of death or disability prior to full vesting, awards of restricted stock or restricted stock units granted prior to June 30, 2007 will be pro-rated based upon the number of months worked during the restricted period and awards of restricted stock or restricted stock units granted on or after June 30, 2007 will immediately fully vest. Upon a change in control, restricted stock and restricted stock units will immediately vest. Upon vesting of restricted stock units the holder will receive an equivalent number of shares of our common stock.

(4)	The market value shown was determined by multiplying the number of shares or units of stock that have not vested by the $51.18 closing market price per share of Harris common stock on June 27, 2008.

(5)	These are the number of performance shares or performance share units (for Mr. Thorsteinson) granted (a) in fiscal 2007 with a three-year performance period covering fiscal years 2007 through 2009 and (b) granted in fiscal 2008 with a three-year performance period covering fiscal years 2008 through 2010. Because the end of the performance period for performance share awards granted to the named executive officers in fiscal 2006 was June 27, 2008, the date on which these awards became fully vested, these performance shares are not included in this Outstanding Equity Awards at 2008 Fiscal Year End Table but are

included in the Option Exercises and Stock Vested in Fiscal 2008 Table on page 46 under the “Stock Awards” column. The number of performance shares and performance share units and related values as of June 27, 2008 represent the maximum possible award payout, not the award that was granted at target. We are required by SEC rules to report these amounts in this manner if the previous fiscal year’s performance exceeded the target performance. The maximum represents 150% of the target award for the performance shares with the three-year performance period covering fiscal years 2007 through 2009 and 200% of the target award for the performance shares with the three-year performance period covering fiscal years 2008 through 2010. Actual results may cause our named executive officers to earn fewer performance shares or performance share units. All performance shares and performance share units provide for the payment of dividend equivalents in an amount equal to the dividend payments on our common stock. For more information regarding performance shares and performance share units, see the Grants of Plan-Based Awards in Fiscal 2008 Table on page 42 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	The market value shown was determined by multiplying the number of unearned performance shares or performance share units (at maximum) by the $51.18 closing market price per share of Harris common stock on June 27, 2008.

(7)	Prior to December 31, 2004, if shares of our common stock were delivered by an option holder in payment of the exercise price of stock options, we granted a Restoration Stock Option (“RSO”) to such holder equal to the number of shares used to pay the exercise price of such stock option. These options are RSOs granted to Mr. Lance upon his exercise of options and payment of the exercise price with shares of our common stock. Such RSOs became exercisable six months after the date of grant and have an exercise price equal to the fair market value on the grant date and expire on the expiration date of the original underlying options. Effective December 31, 2004, we discontinued granting RSOs.

(8)	These stock options were granted to Mr. Thorsteinson on the business day following our acquisition of Leitch.

(9)	These stock options were granted to Mr. Shuman on his August 15, 2005 hire date.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008
      The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards during fiscal 2008:

	Option Awards		Stock Awards

			Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
	Acquired on Exercise	Exercise	Vesting	Vesting
Name	(#)(1)	($)(1)	(#)(2)	($)(2)

Howard L. Lance	176,793	$ 6,500,569	54,600(3)	$2,794,428(3)

Gary L. McArthur	44,000	$ 1,563,094	16,240(4)	$904,163(4)

Robert K. Henry	85,700	$ 2,718,871	64,950(5)	$3,495,641(5)

Timothy E. Thorsteinson	15,000	$ 268,500	9,100(6)	$465,738(6)

Jeffrey S. Shuman	0	$ 0	20,050(7)	$1,050,729(7)

(1)	The value realized upon the exercise of stock options is the number of options exercised multiplied by the difference between the exercise price and the average selling price of the shares of our common stock sold on the date of exercise or the closing market price in the situation where shares were surrendered to pay taxes. The value realized was determined without considering any taxes that were owed upon exercise. Messrs. Lance and Henry surrendered 108,881 and 54,777 shares of our common stock, respectively, to pay the exercise price of exercised stock options and the related tax withholding obligations.

(2)	The value realized on the vesting of performance shares was determined by multiplying the number of performance shares that vested by the $51.18 closing market price of Harris common stock on June 27, 2008. The value realized on the vesting of restricted shares or units was determined by multiplying the amount of restricted shares or units that vested by the closing market price of our common stock on the date of vesting. Upon the vesting and release of performance shares or restricted stock, shares are surrendered to satisfy income tax withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax withholding obligations. The final number of performance shares earned was 130% of the target number of performance shares originally granted in fiscal 2006 and was earned based upon three-year cumulative EPS and average return on invested capital. For additional information with respect to the payout for performance share awards with a performance period covering fiscal year 2006 through fiscal 2008, see the “Compensation Discussion and Analysis” section of this proxy statement.

(3)	For Mr. Lance, the stock awards that vested in fiscal 2008 are the performance share awards granted in fiscal 2006 with a three-year performance period of fiscal 2006 through fiscal 2008.

(4)	For Mr. McArthur the stock awards that vested in fiscal 2008 are the performance shares granted in fiscal 2006 with a three-year performance period of fiscal 2006 through fiscal 2008 and 10,000 shares of restricted stock that vested on August 27, 2007. The value realized with respect to the restricted stock was determined by multiplying the 10,000 shares of restricted stock by the $58.48 closing market price of Harris common stock on the August 27, 2007 vesting date.

(5)	For Mr. Henry, the stock awards that vested in fiscal 2008 are the performance shares granted in fiscal 2006 with a three-year performance period of fiscal 2006 through fiscal 2008 and 50,000 shares of restricted stock that vested on February 28, 2008.

The value realized with respect to the restricted stock was determined by multiplying the 50,000 shares of restricted stock by the $53.93 closing market price of Harris common stock on the February 28, 2008 vesting date.

(6)	For Mr. Thorsteinson, the stock awards that vested in fiscal 2008 are the performance unit awards granted in fiscal 2006 with a three-year performance period of fiscal 2006 through fiscal 2008.

(7)	On August 15, 2005, in connection with his hiring, we granted Mr. Shuman an award of 27,000 shares of restricted stock, which vests in three equal annual installments beginning August 15, 2006. The stock awards that vested in fiscal 2008 consisted of the second annual installment of 9,000 shares of such award that vested on August 15, 2007, and the performance share award granted to Mr. Shuman in fiscal 2006 with a three-year performance period covering fiscal 2006 through fiscal 2008. The value realized with respect to the restricted stock was determined by multiplying the 9,000 shares of restricted stock by the $53.91 closing market price of Harris common stock on the August 15, 2007 vesting date.

PENSION BENEFITS IN FISCAL 2008
      As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in October 2006 we entered into a Supplemental Pension Plan for Mr. Lance. The following table sets forth information about Mr. Lance’s Supplemental Pension Plan, including the estimated present value of the accumulated benefit. We do not provide any other defined benefit plans to our U.S.-based employees or any of our named executive officers.

Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)

Howard L. Lance	Supplemental Pension Plan
	for Howard L. Lance	5.4	$1,447,000	$0

(1)	The present value of Mr. Lance’s accumulated Supplemental Pension Plan benefit is estimated as of June 27, 2008, and is based on the assumptions set forth below. No pre-retirement mortality is assumed nor is expected future salary growth reflected. Benefits are assumed to accumulate ratably from the October 27, 2006 effective date of the Supplemental Pension Plan to the date Mr. Lance becomes eligible for an early retirement benefit, which is January 5, 2013. Current company-maintained account balances attributable to presumed Harris contributions to the Retirement Plan and SERP, which are offsets to Mr. Lance’s pension benefit, are assumed to accumulate with interest only at 7% annually to age 60. Benefit payments are assumed to commence at the earliest unreduced retirement age, which is age 60, and Mr. Lance’s company-maintained account balances in our Retirement Plan and SERP are converted to an actuarially equivalent single life annuity based upon an interest rate of 7% and assumed mortality. Social Security and prior employer retirement benefits, which are also offsets to Mr. Lance’s pension benefit, are reduced on an actuarially equivalent basis based on an interest rate of 7% and assumed mortality, for the period from the payment ages of such benefits to the age 60 normal retirement age under the Supplemental Pension Plan. The present value of benefits is discounted with interest only using a 6.52% discount rate for periods before Mr. Lance’s age 60, and with interest (at 6.52%) and assumed mortality for periods after Mr. Lance’s age 60. The assumed mortality for all of these calculations is the table promulgated by the IRS for determining lump sum payments under qualified pension plans for 2008.
Additional Information Related To Mr. Lance’s Supplemental Pension Plan
      The Supplemental Pension Plan for Mr. Lance provides a target annual retirement benefit of 50% of his final annual base pay and annual cash target incentive payable at age 60 (with 0.5% reductions for each month the benefit begins before age 60), offset by benefits payable under our Retirement Plan or SERP attributable to company contributions or credits and earnings thereon, Social Security benefits, and certain benefit plans of Emerson Electric Co. (one of Mr. Lance’s prior employers). All benefits are expressed as single life annuities payable at age 60, although other actuarially equivalent annuity forms can be elected.
      If Mr. Lance (1) voluntarily terminates his employment, (2) is terminated for cause before January 5, 2013, (3) dies before his benefits begin, or (4) does not comply with the non-compete and non-solicitation provisions, then no benefits will be payable under the Supplemental Pension Plan.
      If Mr. Lance’s employment is terminated by Harris without cause or by Mr. Lance for good reason, or he becomes disabled prior to January 5, 2013, or is terminated as a result of a change in control, the Supplemental Pension Plan provides for a final pay benefit of 4% for each year of service, reduced for commencement before age 60, and offset by the amounts referred to above and, in the case of disability, also offset by any company-sponsored, long-term disability plan benefits. If Mr. Lance’s employment is terminated by Harris without cause or by Mr. Lance for good reason, he will be credited with two additional years of service and benefits will be deferred until the end of the additional service period. If Mr. Lance’s employment is terminated as a result of a change in control, he will be credited with three additional years of service and if such change in control occurs after he is age 54, the reduction for commencement before age 60 will not apply and benefits will be deferred until the end of the additional service period. In no case will Mr. Lance’s annual benefit under the Supplemental Pension Plan exceed 50% of his final annual base salary and annual cash incentive target at his employment termination date.
      The Supplemental Pension Plan shall at all times be unfunded such that benefits shall be paid solely from our general assets and/or an irrevocable “rabbi trust” to be established by us, and Mr. Lance and/or his surviving spouse shall have only the rights of a general unsecured creditor of Harris with respect to any rights under the Supplemental Pension Plan. On the earlier of Mr. Lance’s employment termination date or the date of a change in control, we are required to establish an irrevocable “rabbi trust” and contribute to the trust cash or other assets in an amount equal to the actuarially equivalent present value of (1) the total benefits expected to be paid to Mr. Lance and his beneficiaries under the Supplemental Pension Plan plus (2) the trust administration and trustee fees and expenses.
NONQUALIFIED DEFERRED COMPENSATION
Retirement Plan
      We maintain a Retirement Plan, which is a tax-qualified, 401(k) defined contribution retirement plan available to most of our U.S.-based employees. Under the Retirement Plan, participants may contribute from 1% to 25% of eligible compensation, which generally is base salary and annual incentive, with contributions by named executive officers and other highly compensated employees limited to 12% of eligible compensation. Following one year (or, in certain cases, six months) of service, we also match up to the first 6% of eligible compensation that is contributed by a participant. In addition, for fiscal 2007 and prior years, payments under our profit sharing program were automatically contributed to a participant’s Retirement Plan accounts. Starting in fiscal 2008, participants receive profit sharing payments under our Performance Reward Plan in cash unless they elect to defer either half or all of such payments to the Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code currently caps certain contributions to a participant’s Retirement Plan accounts, such as company matching contributions, before-tax contributions, after-tax contributions and profit-sharing contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining benefits under the Retirement Plan.
Supplemental Executive Retirement Plan
      To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers (other than Mr. Thorsteinson), are eligible to participate in our SERP, provided such participant makes the election to participate prior to the beginning of the year. The SERP is an unfunded, nonqualified plan intended to make up the difference between the amount actually allocated to a participant’s account under the Retirement Plan and the amount that, in the absence of Internal Revenue Code limits, would have been allocated to a participant’s account as before-tax contributions plus company-matching contributions. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.
      Deferred compensation will be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment is terminated. Participants are required to select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts may not be withdrawn prior to their payment start date, except to meet an “unforeseeable financial emergency” as defined under Internal Revenue Code Section 409A or in the event of a change in control of Harris.

Payments to “key employees” as defined under the Federal tax laws are delayed at least six months after termination of employment.
      Participants in the SERP are immediately vested in contributions they make and are fully vested in the remainder of their accounts upon termination of employment on or after their normal retirement date, disability or death. Participants also become fully vested when they have provided four years of service to us. The vesting provisions of the SERP are the same as the vesting provisions of our Retirement Plan.
      Earnings on amounts credited to participants’ accounts in our SERP are based upon participant selections among investment choices which mirror the investment choices available to participants in our Retirement Plan. Participants may elect to invest in the Harris stock fund account. Amounts invested in the Harris stock fund account are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. No above-market or preferential earnings are paid or guaranteed on investment choices.
      Amounts credited to participants’ accounts in the SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors and participants are treated as our unsecured general creditors.
Nonqualified Deferred Compensation Table
      The following table provides summary information with respect to amounts credited, earnings or losses and account balances for our named executive officers under our SERP, which, with the exception of Mr. Lance’s Supplemental Pension Plan, is our only defined contribution or other plan that provides for the deferral of compensation to our executive officers on a basis that is not tax-qualified. Mr. Thorsteinson does not participate in the SERP.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings		Balance
	in Last	in Last	in Last	Aggregate	at Last
	Fiscal Year	Fiscal Year	Fiscal Year	Withdrawals/	Fiscal Year End
Name	($)(1)	($)(2)	($)(3)	Distributions($)	($)(4)

Howard L. Lance	$284,731	$340,390	$(159,848)	$0	$2,936,461

Gary L. McArthur	$65,952	$71,631	$(55,914)	$0	$550,910

Robert K. Henry	$2,830,246 (5)	$119,694	$(372,422)	$0	$4,330,540

Timothy E. Thorsteinson	$0	$0	$0	$0	$0

Jeffrey S. Shuman	$61,268	$64,490	$(12,585)	$0	$247,864

(1)	The amounts in this column represent contributions by the named executive officers to our SERP in respect of the portion of salary or annual cash incentive that has been deferred and credited during fiscal 2008. The portion representing deferral of base salary is included in the Summary Compensation Table on page 39 in the “Salary” column for fiscal 2008. The portion representing deferral of annual cash incentives is the deferral during fiscal 2008 of Annual Incentive Plan payments in respect of fiscal 2007 performance, the amount of which is included in the Summary Compensation Table on page 39 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2007. Any contributions by the named executive officers to our SERP of deferred Annual Incentive Plan payments and Performance Reward Plan cash incentive payments in respect of fiscal 2008 performance will be contributions in fiscal 2009.

(2)	The amounts in this column represent contributions by us, the amounts of which are included in the Summary Compensation Table on page 39 in the “All Other Compensation” column for fiscal 2008. Contributions by us in fiscal 2008 include profit sharing payments contributed by us in September 2007 in respect of fiscal 2007 performance.

(3)	None of the earnings or loss in this column are included in the Summary Compensation Table on page 39 as no preferential or above-market amounts are paid on balances in our SERP.

(4)	The amounts in this column include, for each named executive officer, the following amounts that were previously reported as compensation in the Summary Compensation Table for fiscal 2007: Mr. Lance — $768,627; Mr. McArthur — $141,972; Mr. Henry — $235,764; and Mr. Shuman — $95,091.

(5)	This amount includes the value of 50,000 shares of restricted stock that vested on February 28, 2008 and that was deferred into Mr. Henry’s account in the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL
      This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) termination by Harris for cause; (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason; (4) involuntary termination by Harris without cause; (5) death; (6) disability; or (7) termination by Harris without cause or by the named executive officer for good reason following a change in control.
Employment Agreement — Howard L. Lance
      In December 2004, our Board approved, and Harris and Mr. Lance entered into, a letter agreement providing for Mr. Lance’s continued employment as Harris’ CEO and President, and his continued service as a director and Chairman. Mr. Lance’s agreement provides for an indefinite term of employment ending on termination of Mr. Lance’s employment either by Harris with or without “cause,” or upon Mr. Lance’s resignation for “good reason” (as such terms are defined in the agreement), other resignation, death, disability or retirement.
      Under Mr. Lance’s letter agreement, “cause” generally means a material breach by Mr. Lance of his duties and responsibilities as CEO or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris. In addition, “good reason” generally means, without Mr. Lance’s consent: (a) a reduction in annual base salary or current annual incentive target award, other than a reduction also applicable to our other senior executive officers; (b) the removal of or failure to elect or reelect Mr. Lance as President or CEO or Chairman of the Board, provided, however, that the failure to elect Mr. Lance as Chairman of the Board shall not constitute “good reason” if such failure results from any law, regulation or listing requirement to the effect that the positions of Chairman of the Board and CEO shall not be held by the same individual or that the chairman of a company shall be independent; (c) the assignment of duties or responsibilities that are materially inconsistent with Mr. Lance’s position with Harris; and (d) a requirement that Mr. Lance relocate to a location more than 50 miles from where our principal place of business is currently located.
      In the event Mr. Lance’s employment is terminated by Harris without cause, which Harris is entitled to do upon 30 days’ prior written notice, or by Mr. Lance for good reason, then Mr. Lance would be entitled to receive from Harris (i) continuation of his then-current base salary for a period of two years; (ii) his pro-rated annual incentive bonus for the year of termination; (iii) without duplication, his accrued but unpaid base salary through the date of termination, his earned but unpaid bonus for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees; (iv) continued participation in the medical, dental, hospitalization, short-term and long-term disability, and group life insurance coverage plans of Harris in which he was participating on the date of termination until 24 months following such date of termination (or, if earlier, until the date or dates on which he receives comparable coverage and benefits under the plans and programs of a subsequent employer); (v) during the two-year period following termination and notwithstanding the terms and conditions of his stock option and restricted stock agreements, continued vesting of his unvested restricted stock and/or options, and as to vested stock options, continued exercisability until the date which is three months after the end of such two-year period; (vi) pro-rated vesting of his outstanding performance share awards pursuant to Harris’ performance targets and resulting performance; and (vii) outplacement services at Harris’ expense for up to one year following the date of termination in accordance with the practices of Harris as in effect from time to time for senior executives.
      In the event Mr. Lance’s employment is terminated by Harris for cause or upon Mr. Lance’s resignation other than for good reason, death, disability or retirement, then Mr. Lance (or his estate or legal representative, as appropriate) shall be entitled to receive from Harris his accrued but unpaid base salary through the date of termination, his earned but unpaid annual incentive bonus for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees. In the event Mr. Lance’s employment is terminated as a result of his death or disability, he shall also be entitled to other compensation benefits in accordance with the terms of applicable Harris plans for employees who die or become disabled, as appropriate.
      Mr. Lance is also entitled to the benefits under his Supplemental Pension Plan in the event Mr. Lance’s employment is terminated by Harris without cause, by Mr. Lance for good reason or as a result of disability or eligible retirement. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the “Pension Benefits in Fiscal 2008” section of this proxy statement.
      Mr. Lance’s agreement also provides that he may not, for a one-year period following termination of his employment for any reason (or a two-year period if he is receiving severance from Harris), without Harris’ prior written consent, associate with an enterprise that competes with Harris, and, during his employment with Harris and for a two-year period following termination of his employment for any reason, solicit any customer or any employee of Harris to leave Harris.
      Payments and obligations to Mr. Lance following a change in control are governed by Mr. Lance’s change in control severance agreement discussed below.
Employment Agreement — Timothy E. Thorsteinson
      In January 2007, we entered into a letter agreement with Mr. Thorsteinson providing for his employment as President of our Broadcast Communications Division. Under the terms of his agreement, which has been extended through June 30, 2009, Mr. Thorsteinson is entitled to participate in the benefit programs offered to our Canada-based employees. In addition, if we terminate Mr. Thorsteinson’s employment without cause, he will be entitled to receive a lump sum severance payment equal to his then-current base salary plus the amount of his annual cash incentive payment in respect of the fiscal year prior to the termination date. Payments and obligations to Mr. Thorsteinson following a change in control are covered by his change in control severance agreement discussed below.
Severance Agreement — Jeffrey S. Shuman
      In July 2005, we provided Mr. Shuman an offer letter as an incentive for him to join us as Vice President, Human Resources & Corporate Relations. Under the terms of the offer letter, Mr. Shuman is entitled to participate in Harris’ comprehensive employee benefit programs, executive long-term disability insurance coverage, Retirement Plan and SERP. In addition, if we terminate Mr. Shuman’s employment other than for cause or performance reasons, the offer letter provides that he will be entitled to receive one year of severance in the form of base salary and pro-rated incentive compensation. Payments and obligations to Mr. Shuman following a change in control are governed by his change in control severance agreement discussed below.
     Executive Change in Control Severance Agreements
      To provide continuity of management and dedication of our executives in the event of a threatened or actual change in control of Harris, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including the named executive officers, are provided with severance benefits in the event (a) an executive terminates his employment for good reason within two years of a change in control, or (b) Harris terminates the executive’s employment within two years of a change in control of Harris for any reason other than for cause (all terms as defined in the severance agreement). Under the change in control severance agreement, the executive agrees not to voluntarily terminate his or her employment with us during the six-month period following a change in control.

      Under the change in control severance agreements, a “change in control” generally means the occurrence of any one of the following events:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	a change in the majority of our Board not approved by two-thirds of our incumbent directors;

•	the consummation of a merger, consolidation or reorganization unless immediately following such transaction: (i) more than 80% of the total voting power of Harris resulting from the transaction is represented by shares that were voting securities of Harris immediately prior to the transaction; (ii) no person becomes the beneficial owner of 20% or more of the total voting power of the outstanding voting securities as a result of the transaction; and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were incumbent directors of Harris at the time of the Board’s approval of the execution of the initial agreement providing for the transaction; or

•	our shareholders approve a plan of complete liquidation or dissolution of Harris or the sale or disposition of all or substantially all of our assets.
      Also, under these agreements, “good reason” generally means:

•	a reduction in the executive’s annual base salary or current annual incentive target award;

•	the assignment of duties or responsibilities that are materially inconsistent with the executive’s position immediately prior to a change in control;

•	a material adverse change in the executive’s reporting responsibilities, titles or offices with Harris as in effect immediately prior to a change in control;

•	any requirement that the executive be based more than fifty miles from the facility where the executive was located at the time of the change in control; or

•	failure of Harris to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.
      In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris.
      If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any compensation deferred by the executive other than under a tax-qualified plan and any accrued vacation pay; and (b) from one to three times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination and from one to three times the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times salary and bonus for Messrs. Lance, Henry and Shuman, which for Mr. Lance was agreed upon in his employment letter agreement and for Mr. Shuman was agreed in his offer letter, and two times salary and bonus for Messrs. McArthur and Thorsteinson. In addition, for the two years following the date of termination, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. In addition, pursuant to the change in control severance agreement, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under such severance agreement.
Payments and Benefits Upon any Termination
      Our salaried employees, including the named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (a) accrued salary and pay for unused vacation; (b) distributions of vested plan balances under our Retirement Plan or SERP; and (c) earned but unpaid bonuses. For a description of the SERP and the account balances credited to the named executive officers in the SERP as of June 27, 2008, see the Nonqualified Deferred Compensation Table on page 49. The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” starting on page 55 do not include these elements of compensation or benefits.
Termination for Cause
      A named executive officer whose employment is terminated by Harris for cause is not entitled to any compensation or benefits other than those paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation” in the “Compensation Discussion and Analysis” section of this proxy statement, depending upon the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance shares, performance share units, restricted shares and restricted stock units are automatically forfeited following a termination for cause or misconduct.
Involuntary Termination Without Cause
      In the case of termination of employment other than for cause, neither Mr. McArthur nor Mr. Henry is contractually entitled to any compensation or benefits other than those that are paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors. Unvested options, restricted shares and restricted stock units are forfeited following an involuntary termination, vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date and performance shares and performance share units will be paid out pro-rata after the end of the relevant performance period based upon the number of months worked during such performance period.
      Compensation and benefits payable to Messrs. Lance, Thorsteinson and Shuman in the case of termination of employment other than for cause are described above under the description of their respective employment letter agreements or offer letter.
Voluntary Termination
      A named executive officer who voluntarily terminates employment other than due to retirement or for good reason, is not entitled to any benefits other than those that are paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards, unvested options, restricted shares, restricted stock units, performance shares and performance share units are automatically forfeited following a voluntary termination. For options granted prior to June 30, 2007, vested options are automatically forfeited following a voluntary termination and, for options granted on or after June 30, 2007, vested options may be exercised until the sooner of 30 days following a voluntary termination or the regularly scheduled expiration date.

Death
      In the event of termination of employment as a result of death, the beneficiaries of named executive officers are eligible for benefits under the death benefit programs generally available to our U.S.-based employees, including basic group life insurance paid by Harris and supplemental group life insurance elected and paid for by employees. Mr. Lance also has additional life insurance coverage as discussed above in the “Compensation Discussion and Analysis” section of this proxy statement. In the event of death:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the number of months worked during the fiscal year and are paid following the fiscal year-end based upon our performance;

•	restricted shares and restricted stock units granted prior to June 30, 2007 are paid to the beneficiary pro-rata based upon the number of months worked during the restricted period and restricted shares and restricted stock units granted on or after June 30, 2007 immediately fully vest;

•	performance shares or performance share units are paid to the beneficiary pro-rata based upon the number of months worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options immediately fully vest and shall be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date.
Disability
      In the event of termination of employment as a result of disability, named executive officers are eligible for benefits in disability programs generally available to our U.S.-based employees. These include a long-term disability income benefit and, in most cases, continuation of medical and life insurance coverage applicable to active employees while disabled. In the event of disability:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the number of months worked during the fiscal year and are paid following the fiscal year-end based upon our performance;

•	restricted shares and restricted stock units granted prior to June 30, 2007 are paid pro-rata based upon the number of months worked during the restricted period and restricted shares and restricted stock units granted on or after June 30, 2007 immediately fully vest;

•	performance shares and performance share units are paid pro-rata based upon the number of months worked during the performance period with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date.
Retirement
      As of June 27, 2008, none of our named executive officers were retirement-eligible. In the event of termination of employment as a result of retirement, a named executive officer would receive retirement benefits generally available to our salaried employees. These include the benefits under our Retirement Plan, SERP and, in certain cases, retiree medical, dental and vision coverage. In the event of retirement:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the number of months worked during the fiscal year and are paid following the fiscal year-end based upon our performance;

•	after age 62 with ten or more years of full-time service, options continue to vest in accordance with the vesting schedule and continue to be exercisable until the regularly scheduled expiration date;

•	before age 62, but after age 55 with ten or more years of full-time service, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited;

•	after age 55 with ten or more years of full-time service, restricted shares and restricted stock units are paid pro-rata based upon the number of months worked during the restricted period; and

•	after age 55 with ten or more years of full-time service, performance shares and performance share units are paid pro-rata based upon the number of months worked during the performance period, with such shares or units paid at the end of the three-year performance period based upon our performance.

Change in Control
      Each of our named executive officers is party to a change in control severance agreement providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” starting on page 51. In addition, upon a change in control and irrespective of employment status:

•	annual cash incentive awards are fully earned and paid out promptly following the change in control at not less than the target level;

•	all options immediately vest and become exercisable;

•	all restricted shares immediately vest;

•	all restricted stock units immediately vest and will be paid immediately; and

•	all performance shares and performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances.
Tables of Potential Payments Upon Termination or Change in Control
      The following tables set forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason, including termination by us for cause, voluntary termination, termination by the executive for good reason, involuntary termination by us without cause, death, disability or termination by us without cause or by the executive for good reason following a change in control. The tables also set forth the amount of potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are also based on the following:

•	The applicable provisions in the agreements and other arrangements between the named executive officer and Harris, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy;

•	We have assumed that the termination event occurred effective as of June 27, 2008, the last day of our fiscal year 2008;

•	We have assumed that the value of our common stock was $51.18 per share based on the closing market price on June 27, 2008, the last trading day of our fiscal year 2008 and that all unvested options not automatically forfeited were exercised on such day;

•	The designation of an event as a resignation or retirement is dependent upon an individual’s age. We have assumed that an individual over the age of 55 and who has completed at least ten years of full-

time service has retired, and an individual who does not satisfy these criteria has resigned;

•	Cash compensation includes multiples of salary and annual incentive, and does not include paid or unpaid salary or annual incentive compensation or cash incentives earned in respect of fiscal 2008 because a named executive officer is entitled to annual incentive compensation and cash incentives under the Performance Reward Plan if employed on June 27, 2008;

•	The value of accelerated performance shares and performance share units is based upon the target number of performance shares and performance share units previously granted and does not include performance shares for the three-year performance period ended June 27, 2008, which performance shares for such three-year performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2008 Table on page 46 of this proxy statement;

•	We have not included in the tables the value of any options that were vested prior to June 27, 2008;

•	We have not included in the tables any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 49 of this proxy statement;

•	Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit;

•	In the event of termination by Harris without cause or by the named executive officer for good reason following a change in control, “Other Benefits” includes $4,000 for placement services and $10,000 for financial or tax planning services as set forth in the change in control severance agreement and also estimates relocation assistance of $220,000; and

•	Amounts shown in the “Reimbursement of Excise Tax” line reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other taxes imposed on this additional amount. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of 2003 through 2007. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is greater than three times the average base amount, it is subject to an excise tax.

Howard L. Lance

								Termination by
								Harris without
				Involuntary			Change in	Cause/by Executive
	Termination		Termination By	Termination by			Control	for Good Reason
Executive Benefits and Payment Upon	by Harris	Voluntary	Executive for	Harris without			without	Following a
Termination	for Cause	Termination	Good Reason	Cause	Death	Disability	Termination	Change in Control

Cash Compensation	$0	$0	$2,000,000	$2,000,000	$0	$0	$0	$8,550,000
Value of Accelerated or Continued Vesting of Unvested Options*	$0	$0	$1,182,463	$1,182,463	$1,182,463	$1,182,463	$1,182,463	$1,182,463
Value of Accelerated Unvested Performance Shares	$0	$0	$1,791,300	$1,791,300	$1,791,300	$1,791,300	$3,470,004	$3,470,004
Health and Welfare Benefits	$0	$0	$51,076	$51,076	$0	$0	$0	$51,076
Other Benefits	$0	$0	$4,000	$4,000	$0	$0	$0	$234,000
Supplemental Pension Plan**	$0	$0	$222,107	$222,107	$—	$83,781	$0	$305,109
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL***	$0	$0	$5,028,839	$5,028,839	$2,973,763	$2,973,763	$4,652,467	$13,487,543

*	Under the terms of Mr. Lance’s employment letter agreement, if his employment is terminated by Harris without cause or by Mr. Lance for good reason, stock options continue to vest for 24 months. The amount shown represents the intrinsic value of such unvested options that would vest during such 24-month period based upon the $51.18 closing market price of our common stock on June 27, 2008.

**	The Supplemental Pension Plan benefit payments shown above are annual amounts and are paid in monthly installments for Mr. Lance’s remaining lifetime. For termination for good reason and for termination without cause, commencement of payments is deferred for two years. For disability, payments commence immediately, offset by long-term disability benefits. For termination following a change in control, commencement of payments is deferred for three years.

***	Excludes annuity benefits payable from the Supplemental Pension Plan.
Gary L. McArthur

									Termination by
									Harris without
				Involuntary				Change in	Cause/by Executive
	Termination		Termination By	Termination by				Control	for Good Reason
Executive Benefits and Payment Upon	by Harris	Voluntary	Executive for	Harris without				without	Following a
Termination	for Cause	Termination	Good Reason	Cause	Death	Disability		Termination	Change in Control

Cash Compensation	$0	$0	$0	$0	$0	$0		$0	$1,452,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$184,030	$184,030	(1)	$184,030	$184,030
Value of Accelerated Unvested Restricted Shares	$0	$0	$0	$0	$307,080	$307,080		$307,080	$307,080
Value of Accelerated Unvested Performance Shares	$0	$0	$351,436	$351,436	$351,436	$351,436		$675,576	$675,576
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$37,152
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$0

TOTAL	$0	$0	$351,436	$351,436	$842,546	$842,546		$1,166,686	$2,889,838

Robert K. Henry

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and Payment Upon	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$0	$0	$0	$0		$0	$3,312,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$354,161	$354,161	(1)	$354,161	$354,161
Value of Accelerated Unvested Performance Shares	$0	$0	$583,452	$583,452	$583,452	$583,452		$1,125,960	$1,125,960
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$27,511
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$0

TOTAL	$0	$0	$583,452	$583,452	$937,613	$937,613		$1,480,121	$5,053,632
Timothy E. Thorsteinson

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$628,000	$628,000	$0	$0		$0	$2,229,008
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$178,255	$178,255	(1)	$178,255	$178,255
Value of Accelerated Unvested Restricted Stock Units	$0	$0	$0	$0	$1,072,506	$1,072,506		$1,289,736	$1,289,736
Value of Accelerated Unvested Performance Share Units	$0	$0	$291,726	$291,726	$291,726	$291,726		$557,862	$557,862
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$34,327
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$0

TOTAL	$0	$0	$919,726	$919,726	$1,542,487	$1,542,487		$2,025,853	$4,523,188

Jeffrey S. Shuman

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$375,000	$375,000	$0	$0		$0	$2,100,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$226,831	$226,831	(1)	$226,831	$226,831
Value of Accelerated Unvested Restricted Shares	$0	$0	$0	$0	$403,043	$403,043		$460,620	$460,620
Value of Accelerated Unvested Performance Shares	$0	$0	$327,552	$327,552	$327,552	$327,552		$629,514	$629,514
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$39,313
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$234,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$860,514

TOTAL	$0	$0	$702,552	$702,552	$957,426	$957,426		$1,316,965	$4,550,792

(1)	In the event of termination of employment as a result of disability, stock options continue to vest in accordance with the vesting schedule. The amount shown represents the intrinsic value of such unvested options that would vest during such vesting period based upon the $51.18 closing market price of our common stock on June 27, 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.
      Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2008.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered
Public Accounting Firm
      E&Y served as Harris’ independent registered public accounting firm for the fiscal year ended June 27, 2008. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y was also engaged by us during fiscal 2008 to perform certain audit-related services.
      The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended June 27, 2008 and June 29, 2007 and fees for other services rendered by E&Y during those periods.

	Fiscal 2008	Fiscal 2007

Audit Fees	$4,023,000	$4,005,100
Audit-Related Fees	$33,000	$1,227,300
Tax Fees	0	0
All Other Fees	0	0

Total	$4,056,000	$5,232,400

      Audit Fees. Audit services include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of Harris’ quarterly reports on Form 10-Q, SEC registration statements, accounting and reporting consultations and statutory audits required internationally for subsidiaries of Harris.
      Audit-Related Fees. Services within audit-related fees include the audit of the Harris Retirement Plan financial statements.
      Tax Fees. No tax-related services were rendered or fees billed for the fiscal years ended June 27, 2008 and June 29, 2007.
      All Other Fees. For the fiscal years ended June 27, 2008 and June 29, 2007, no professional services were rendered or fees billed for other services not included within Audit Fees, Audit-Related Fees or Tax Fees.
      E&Y did not perform any professional services related to financial information systems design and implementation for Harris in fiscal 2008 or 2007.
      The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.
      In fiscal 2008, E&Y served as the independent registered public accounting firm for Harris Stratex Networks, Inc., a publicly-traded company of which we own approximately 56% of the outstanding shares. The audit committee of Harris Stratex Networks, Inc. is responsible for reviewing and pre-approving the scope and cost of services provided by its independent registered public accounting firm. The fees set forth above do not include the fees paid by Harris Stratex Networks, Inc. to E&Y for services rendered to Harris Stratex Networks, Inc.
Pre-Approval of Audit
and Non-Audit Services
      Under the Audit Committee Pre-Approval Policy and Procedures, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.
      At the start of each fiscal year, the Audit Committee pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees” and “Audit-Related

Fees” with respect to fiscal 2008, were pre-approved in accordance with this policy.
      If we seek to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.
Appointment of Independent Registered Public Accounting Firm for Fiscal 2009
      The Audit Committee has appointed E&Y to audit our books and accounts for the fiscal year ending July 3, 2009.
      Although applicable law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. We expect that a representative of E&Y will be present at the 2008 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.
      As provided in the Audit Committee’s Charter and as discussed above, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While Harris has a very long-standing relationship with E&Y, the Audit Committee continuously evaluates the independence and effectiveness of the independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that the Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, the Audit Committee periodically considers issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement. If we determine to use a request for proposal process, that could result in a firm other than E&Y providing audit engagement services to us in later years.
Recommendation Regarding Proposal 2
      The affirmative vote of a majority of the shares represented at the 2008 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of independent registered public accounting firm.
      Our Board of Directors unanimously recommends that you vote “FOR” ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending July 3, 2009. If not otherwise specified, proxies will be voted “For” approval of this proposal.
PROPOSAL 3:  APPROVAL OF AN AMENDMENT TO THE RESTATED
                                   CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                         OF AUTHORIZED SHARES OF HARRIS COMMON STOCK
      At the 2008 Annual Meeting of Shareholders, you will be asked to approve an amendment to our Restated Certificate of Incorporation to increase the number of shares of common stock that Harris has authority to issue from 250,000,000 shares to 500,000,000 shares. The number of shares of preferred stock that Harris has the authority to issue, which is 1,000,000 shares, would not be changed by this amendment, nor would the par value of either the common stock or the preferred stock be affected in any way.

      As of [August 29], 2008, [134,224,619] shares of common stock were issued and outstanding and an aggregate of [27,869,850] shares were reserved for issuance under our equity incentive plans. As of [August 29], 2008, [87,905,531] shares of common stock were unreserved. If the proposed amendment to our Restated Certificate of Incorporation were approved, an aggregate of [337,905,531] shares of common stock would be unreserved and available for issuance. The additional 250,000,000 authorized shares would be part of the existing class of common stock, and if and when issued, would have the same rights and privileges as the shares of our common stock currently outstanding. We do not have any current plans, agreements or understandings to issue stock that would involve any of the shares of common stock resulting from such an increase in the number of authorized shares.
      On August 23, 2008, our Board of Directors unanimously adopted a resolution approving an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock and recommending that our shareholders approve the amendment. The Board of Directors believes that it is desirable to have the additional authorized shares of common stock available for possible future stock dividends or splits, financing and acquisition transactions, employee benefit plans and other general corporate purposes. Having additional authorized shares of common stock available for issuance in the future will give Harris greater flexibility and may allow these shares to be issued without the expense and delay of a special meeting of our shareholders. All authorized but unissued shares of common stock, including the additional shares of common stock authorized by the proposed amendment, will be available for issuance without further authorization of the shareholders, unless shareholder action is required by applicable law or the rules of a stock exchange on which our common stock is listed.
      Issuing additional shares of common stock or rights to acquire additional shares of common stock could have the effect of diluting the stock ownership, earnings per share and voting power of existing stockholders, except in pro rata distributions such as stock dividends and stock splits. Holders of our common stock do not have pre-emptive rights to purchase any additional shares of our common stock that may be issued. The proposed amendment also may have the effect of discouraging attempts to obtain control of Harris, because additional shares of common stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of Harris. Although this could be construed as having a potential anti-takeover effect, neither our Board nor management views this proposal in that way. This proposal is not being submitted as a result of or in response to any known accumulation of our shares or threatened takeover or attempt to obtain control of Harris by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any other person. The proposed amendment has been prompted by business and financial considerations. For example, the shares of Harris common stock currently available for issuance are not sufficient to accommodate a two-for-one stock split in the form of a stock dividend. Increasing the number of authorized shares of Harris common stock would enable our Board to effect a two-for-one stock split when and if our Board deems appropriate without the time and expense required for a separate shareholder vote.
      The affirmative vote of a majority of the outstanding shares of our common stock as of the record date of August 29, 2008 is required to approve the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock. Accordingly, abstentions and any broker non-votes will have the same effect as votes cast against approval of the proposed amendment.
      If the proposed amendment were approved, the first sentence of Article FOURTH of the Company’s Restated Certificate of Incorporation would read as follows:
      “FOURTH: Section 1. The total number of shares of all classes of stock which this Corporation shall have authority to issue is 501,000,000 shares, of which 500,000,000 shares shall be common stock of the par value of $1 per share and 1,000,000 shares shall be preferred stock without par value.”
      If adopted by our shareholders, the proposed amendment to our Restated Certificate of Incorporation would become effective upon filing of a certificate of amendment with the Secretary of State of Delaware. We anticipate that this filing would be made as promptly as reasonably practicable following the 2008 Annual Meeting of Shareholders.
      Our Board of Directors unanimously recommends that you vote “FOR” approval of the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock.
PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF
            INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS
      At the 2008 Annual Meeting of Shareholders, you will be asked to approve an amendment to our Restated Certificate of Incorporation that will phase-in the declassification of our Board of Directors. On August 23, 2008, our Board of Directors unanimously adopted a resolution approving an amendment to our Restated Certificate of Incorporation to this effect (the “Declassification Amendment”) and recommending that our shareholders approve the amendment. Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing with the class of directors standing for election at the 2009 Annual Meeting, directors will stand for election for one year terms, expiring at the next succeeding annual meeting of shareholders. The directors who are elected at the 2008 Annual Meeting, whose term will expire in 2011, and the class of directors whose terms are due to expire in 2010 will continue to hold office until the end of the terms for which they are elected and will stand for election for one year terms thereafter. Commencing in 2011, all directors will be elected on an annual basis. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
Background
      Our current classified board structure, in which directors are divided into three classes serving staggered three-year terms, has been in place since 1985. In light of the trend towards declassification of boards of directors, our Board and its Corporate Governance Committee have considered from time to time the merits of retaining a classified board. In conducting its evaluation, the Board and the Corporate Governance Committee considered that the general purposes of the classified board are to ensure the continuity of experienced directors familiar with Harris’ business, facilitate long-term planning and enhance our Board’s ability to implement business strategies, and provide the Board with a greater opportunity to protect the interests of shareholders in the event of an unsolicited takeover offer. The Board also considered the corporate governance trend towards annual election of directors, as well as the view of many corporate governance experts and institutional shareholders that shareholders should be able to express their opinions on the performance of all directors each year. Our Board, after careful consideration, and upon the recommendation of the Corporate Governance Committee, has determined that it is appropriate to propose declassifying the Board over a phase-in period, commencing with the 2009 Annual Meeting of Shareholders.
The Declassification Amendment
and Ancillary Changes
      If the Declassification Amendment is approved, our Restated Certificate of Incorporation will be amended to eliminate the classification of the Board in the manner noted above and to make certain ancillary changes to the Restated Certificate of Incorporation, as well as the By-Laws, to reflect the absence of a classified Board. At present, because the directors are classified, they are removable only for cause. Upon adoption of the Declassification Amendment, these requirements would continue to apply to all directors serving terms to which they were elected at or prior to the 2008 Annual Meeting until the completion of their current terms and, consistent with Delaware law for corporations without classified boards, directors elected at the Annual Meeting of Shareholders in 2009 and thereafter will be removable “with or without cause” upon the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors. The Board would adopt corresponding amendments to our By-Laws and Corporate Governance Principles.

      Appendix A shows the proposed changes to the relevant sections of Article ELEVENTH of the Restated Certificate of Incorporation resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining.
Vote Required
      The affirmative vote of a majority of the outstanding shares of our common stock as of the record date of August 29, 2008 is required to approve the Declassification Amendment. Accordingly, abstentions and any broker non-votes will have the same effect as votes cast against approval of the Declassification Amendment. Our Board has already provisionally approved the corresponding amendments to our By-laws and Corporate Governance Principles discussed above, subject to shareholder approval of the Declassification Amendment.
      If the Declassification Amendment is not approved by our shareholders, the present classification of our Board will continue, and the directors standing for election at the 2009 Annual Meeting will be elected to three-year terms expiring at the Annual Meeting of Shareholders in 2012.
      Our Board unanimously recommends that you vote “FOR” approval of the Declassification Amendment.
SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
      Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May [21], 2009. Such proposals will need to be in writing and to comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.
      In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2009 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy statement, we must receive notice of the matter not less than 90 nor more than 120 days prior to October 24, 2009. Thus, to be timely, notice of a proposal for the 2009 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than June 26, 2009 and no later than July 26, 2009. Further, any proxy granted with respect to the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above. Each notice of director nomination must contain the name and address of the shareholder who intends to make the nomination and the number of shares of our common stock owned of record and beneficially by the shareholder; the name, address and written consent of the nominee; and the number of all shares of our common stock owned of record and beneficially by the nominee, as reported to the shareholder by the nominee; and any other nominee information as would be required to be disclosed in a proxy solicitation. A copy of our By-Laws is available on the Corporate Governance section of our website at www.harris.com/harris/cg/. You may also obtain a copy of our By-Laws upon written request to our Corporate Secretary at the address below.
      A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal or that does not comply with our By-Laws, will be disregarded. You should address all nominations or proposals to:

Corporate Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS
      Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2008 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the 2008 Annual Meeting of Shareholders has passed. If any other matter is properly brought before the 2008 Annual Meeting of Shareholders, the persons named in the proxy/voting instruction card intend to vote the shares for which we have received proxies in accordance with their best judgment.
MISCELLANEOUS MATTERS
Annual Report on Form 10-K
      Our Annual Report on Form 10-K for our fiscal year ended June 27, 2008 has been filed with the SEC and was mailed to our shareholders with this proxy statement. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by:

•	Writing to our Corporate Secretary at: Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919; or

•	Calling (321) 727-9100.
      A copy is also available on the Investor Relations section of our website at www.harris.com/investor-relations.html.
Shareholder List
      A list of our shareholders of record as of the record date of August 29, 2008 will be available for examination for any purpose germane to the 2008 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least ten days prior to the 2008 Annual Meeting of Shareholders and also at the 2008 Annual Meeting of Shareholders.
By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and
Corporate Secretary
Melbourne, Florida
September [18], 2008

Appendix A
Proposed Changes to Harris Corporation Restated Certificate of Incorporation
to Declassify the Board of Directors
      ELEVENTH: The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 8 or more than 13 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. ~~The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.~~
      At the 2008~~1985~~ annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and until such directors’ successors shall have been elected and qualified ~~Class I directors shall be elected for a 1-year term, Class II directors for a 2-year term and Class III directors for a 3-year term. At each succeeding annual meeting of stockholders beginning in 1986, successors to the class of directors whose term expires at that annual meeting shall be elected for a 3-year term~~. Commencing at the 2009 annual meeting of stockholders, directors shall be elected annually for terms of one year, except that any director in office at the 2009 annual meeting whose term expires at the annual meeting of stockholders in 2010 or 2011 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholders after the terms of all Continuing Classified Directors have expired, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. ~~If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but~~ I~~i~~n no case will a decrease in the number of directors shorten the term of any incumbent director~~. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office~~. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
      Any director, or the entire Board of Directors, of this corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting of stockholders called for that purpose, except that Continuing Classified Directors may be removed only for cause.
      Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference stock issued by this corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes ~~pursuant to this Article~~ unless expressly provided by such terms.
[REMAINDER OF ARTICLE ELEVENTH NOT INCLUDED]

A-1

PROXY/VOTING INSTRUCTION CARD

HARRIS CORPORATION
Annual Meeting of Shareholders — October 24, 2008

     This proxy/voting instruction card is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.

  You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. If you are a registered shareholder, by signing this proxy/voting instruction card you are hereby appointing HOWARD L. LANCE, GARY L. McARTHUR and SCOTT T. MIKUEN, jointly or individually, proxies with full power of substitution, to vote all shares you are entitled to vote at the Harris Corporation Annual Meeting of Shareholders on October 24, 2008 or any adjournments or postponements thereof. Unless otherwise instructed, the proxies will vote your shares FOR Proposal 1 — the election of four directors named in this proxy/voting instruction card; FOR Proposal 2 — ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009; FOR Proposal 3 — approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250,000,000 to 500,000,000 shares; and FOR Proposal 4 — approval of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

  If you are a participant in the Harris Corporation Retirement Plan, in connection with the Harris Corporation Annual Meeting of Shareholders on October 24, 2008 or any adjournments or postponements thereof, you may provide voting instructions to the Plan Trustee on how to vote the shares allocable to your Harris Corporation Stock Fund Account. If you do not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants have timely provided voting instructions.

  This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign on the reverse side exactly as your name or names appear there. If stock is held in the name of joint holders, each should sign. If you are signing as trustee, executor, etc., please so indicate.

▲ FOLD AND DETACH HERE ▲
(This Proxy/Voting Instruction Card Is Continued And To Be Signed On The Reverse Side)

YOUR VOTE IS IMPORTANT!
You can give voting instructions in one of three ways:

1.	Vote over the Internet at http://www.proxyvoting.com/hrs by following the instructions on the reverse side of this card.

or

2.	Call toll free 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side of this card. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy/voting instruction card and return it promptly in the enclosed envelope.

PLEASE VOTE

Company Proposals

The Board of Directors recommends a vote “FOR” all proposals

Please mark your vote as indicated in this example	X

Proposal 1 — Election of Directors —
The Board recommends a vote “FOR”
each listed nominee as a Director for a
three-year term expiring in 2011:	FOR	AGAINST	ABSTAIN
01 Lewis Hay III	☐	☐	☐

02 Karen Katen	☐	☐	☐

03 Stephen P. Kaufman	☐	☐	☐

04 Hansel E. Tookes II	☐	☐	☐

Proposal 2 — The Board recommends a vote “FOR” ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3 — The Board recommends a vote “FOR” approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Harris common stock from 250,000,000 to 500,000,000 shares.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 4 — The Board recommends a vote “FOR” approval of an amendment to our Restated Certificate of Incorporation to declassify the Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

 **PLEASE RETURN YOUR PROXY/VOTING INSTRUCTION CARD OR IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW**

This proxy/voting instruction card when properly executed will be voted in the manner instructed herein by the undersigned shareholder. If no instruction is made, this proxy/voting instruction card will be voted “FOR” the election of the Board of Directors’ nominees; “FOR” Proposal 2; “FOR” Proposal 3; and “FOR” Proposal 4; or, if you are a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the Plan.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature(s)   Date  , 2008

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

INTERNET VOTING INSTRUCTIONS

http://www.proxyvoting.com/hrs

Your Internet voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card. Have your proxy card in hand when you access the website. You cannot vote over the Internet after 11:59 p.m. (EST) on October 23, 2008.

TELEPHONE VOTING INSTRUCTIONS

Call Toll Free on a Touch-Tone Telephone ANYTIME
1-866-540-5760

There is no charge to you for this call.

Your telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card. You will need to have your proxy card in hand when voting. You cannot vote by telephone after 11:59 p.m. (EST) on October 23, 2008.

OPTION #1:	To vote as the Board of Directors recommends on ALL proposals, press 1.

OPTION #2: To vote on EACH proposal and nominee separately, press 0. You will hear instructions for each proposal:
     Proposal 1:  For each nominee: To vote FOR the nominee, press 1; AGAINST, press 9; ABSTAIN, press 0.
     Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
     Proposal 3:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
     Proposal 4:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

PLEASE DO NOT RETURN THE ABOVE
PROXY/VOTING INSTRUCTION CARD
IF YOU VOTED OVER THE INTERNET OR BY PHONE.

STANDARD SCRIPT FOR REGISTERED SHAREHOLDER
TELEPHONE VOTING for BNY MELLON
(Single # w/ company identifier embedded in control #)

Shareholder Hears This Script
Speech 1	Welcome to the Telephone voting site. Please enter your 11 digit control number located in the lower right hand corner of the card.
Speech 2	To vote as the name of the company Board recommends on all proposals, Press 1 now. To vote on each proposal separately, Press 0 now.
Speech 2A	If the voter chooses the 1st option of Speech 2, the following will be heard: You have voted as the Board recommended. If this is correct, Press 1. If incorrect, Press 0.
Speech 2B	If the voter chooses the 2nd option of Speech 2, Speech 3 will follow.
Speech 3	Proposal 1.01 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Proposal 1.02 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Proposal 1.03 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Proposal 1.04 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Proposal 2 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Proposal 3 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Proposal 4 To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, press 0
Speech 4	Your votes have been cast as follows: Proposal 1.01 — For, Against, Abstain Repeat for ALL remaining proposals If this is correct, Press 1; if incorrect, Press 0
Closing A	Thank you for voting.
Closing B	Your votes have been canceled. If you would like to re-vote your proxy or if you would like to vote another proxy, Press 1 now, or Press 0 to end this call.
Closing C	I’m sorry you’re having difficulty. Please try again or mark, sign and date the proxy card and return in the envelope provided.
Attend Meeting	If you plan to attend the Annual Meeting, Press 1 — if not, Press 0.
Vote Another Card	If you have received more than one proxy card you must vote each card separately. If you would like to vote another proxy Press 1 now – to end this call Press 0 now.